Exhibit 10.35

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CANNERY CASINO RESORTS, LLC,

A NEVADA LIMITED LIABILITY COMPANY

Dated as of March 3, 2010

i

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		Page

	ARTICLE VII
	[INTENTIONALLY OMITTED]

	ARTICLE VIII
	INDEMNIFICATION AND REIMBURSEMENT

8.1	Indemnification	36
8.2	General Reimbursements	38
8.3	Gaming Development Reimbursements	39

	ARTICLE IX
	REPRESENTATIONS AND WARRANTIES

9.1	In General	39
9.2	Representations and Warranties by Members	39
9.3	Indemnification	42

	ARTICLE X
	ACCOUNTING, BOOKS AND RECORDS

10.1	Accounting, Books And Records	42
10.2	Accounting Statements; Periodic Reports	43
10.3	Series B Preferred Members’ Consultation Right	44
10.4	Tax Matters	44

	ARTICLE XI
	TRANSFERS

11.1	Restrictions On Transfers	46
11.2	Permitted Transfers	46
11.3	Second Anniversary Trigger	47
11.4	Fourth Anniversary Trigger	50
11.5	Conditions to Permitted Transfers	53
11.6	Prohibited Transfers	55
11.7	Rights of Unadmitted Assignees	55
11.8	Admission of Substituted Members	55
11.9	Distributions and Allocations in Respect of Units Transferred	55
11.10	Gaming Restrictions	55
11.11	Compliance with Gaming Laws	56

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v

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CANNERY CASINO RESORTS, LLC,

A NEVADA LIMITED LIABILITY COMPANY

This THIRD AMENDED AND RESTATED OPERATING AGREEMENT of Cannery Casino Resorts, LLC, is entered into and shall be effective as of March 3, 2010 (the “Effective Date”), by and among the Persons who are identified as Members on Appendix A and who have executed a counterpart of this Agreement as Members pursuant to the provisions of the Act.  Certain capitalized terms used herein are defined in Appendix B.

This Agreement amends, restates, supersedes and replaces in its entirety the Second Amended and Restated Operating Agreement of Cannery Casino Resorts, LLC (the “Second A&R Operating Agreement”), dated as of April 24, 2009, and has been approved by the Members in accordance with the terms of the Second A&R Operating Agreement and the Act.

ARTICLE I
THE COMPANY

1.1          Formation.

(a)           The Company was formed as a limited liability company under and pursuant to the provisions of the NRS through the filing of the Articles of Organization with the Secretary of State of the State of Nevada on or about May 18, 2001.  The fact that the Articles of Organization are on file in the office of the Secretary of State of the State of Nevada shall constitute notice that the Company is a limited liability company.  The Members of the Company as of the Effective Date are Millennium Gaming, AcquisitionCo., Crown One, and Crown Two.

(b)           Concurrently herewith, the Company and each Member is entering into the Series C Purchase Agreement.  In connection therewith, the Members hereby enter into this Agreement to amend, restate, supersede and replace the Second A&R Operating Agreement in its entirety.

(c)           The rights and liabilities of the Members shall be as provided under the Act, the Articles of Organization and this Agreement.

1.2          Name.  The name of the Company shall be “Cannery Casino Resorts, LLC” and all Business of the Company shall be conducted in such name.  The Management Committee may change the name of the Company upon ten Business Days prior written notice to the Members.

1.3          Purpose; Powers.

(a)           The purposes of the Company are (i) to acquire and hold interests in casino operating companies, (ii) to conduct the Business, (iii) to make such additional investments and engage in such additional activities as the Members may approve, and (iv) to engage in any and all activities related to or incidental to the purposes set forth in clauses (i), (ii) and (iii) above.

(b)           The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3(a) above, and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Management Committee pursuant to ARTICLE V below.

1.4          Principal Place of Business.  The principal place of business of the Company shall be at 221 North Rampart Boulevard, Las Vegas, Nevada 89145.  The Management Committee may change the principal place of business of the Company to any other place within or without the State of Nevada, upon ten Business Days prior written notice to the Members.  The registered office of the Company in the State of Nevada shall be as currently reflected on the annual list on file with the Secretary of State of the State of Nevada.

1.5          Term.  The term of the Company commenced on the date the Articles of Organization were filed in the office of the Secretary of State of the State of Nevada in accordance with the Act, and shall continue until the dissolution, winding up and liquidation of the Company and its Business is completed following a Dissolution Event, as provided in ARTICLE XIII below.

1.6          Filings; Agent for Service of Process.

(a)           The Company shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Nevada, including the preparation and filing of such amendments to the Articles of Organization and such other assumed name certificates, documents, instruments and publications as may be required by law, including action to reflect:

(i)            a change in the Company name;

(ii)           a correction of false or erroneous statements in the Articles of Organization, or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

(iii)          a change in the time for dissolution of the Company, as stated in the Articles of Organization and in this Agreement.

(b)           The Members and the Management Committee shall execute, and the Company shall file, original or amended articles or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in Business.

(c)           The registered agent for service of process on the Company in the State of Nevada shall be as designated by the Management Committee from time to time in accordance with the Act.

(d)           Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with ARTICLE XIII below, the Management Committee shall promptly execute, and the Company shall file, articles of dissolution or a certificate of cancellation in accordance with the Act and the laws of any other jurisdictions in which the Management Committee deems such filing necessary or advisable.

1.7          Title to Property.  All Property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Property in such Member’s individual name, and each Member’s interest in the Company shall be personal property for all purposes.  The Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

1.8          Payments of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

1.9          Independent Activities; Transactions with Affiliates.

(a)           Each Manager shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company.  Subject to the foregoing sentence and to any contrary agreement between any Member or Manager and the Company or among Members, each Manager and each Member may engage or invest in, and devote its time to, any other business venture or activity of any nature and description.  Neither the Company nor any other Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any other Member (or to the income or proceeds derived therefrom), and the pursuit thereof shall not be deemed wrongful or improper.  Subject to any contrary agreement between any Member and the Company or among Members, the Members shall not be required to offer any business opportunities to the Company or otherwise conduct any particular business activities through or for the account of the Company and Members may act in concert with each other with respect to business opportunities without including other Members.

(b)           To the extent permitted by applicable law and subject to the provisions of this Agreement, the Management Committee is hereby authorized to cause the Company to purchase Property from, sell Property to, or otherwise deal with, any Member or Manager, acting on such Member’s or Managers’ own behalf, or any Affiliate of any Member or Manager; provided, that, any such purchase, sale or other transaction shall be made on terms and conditions that are no less favorable to the Company than if such purchase, sale or other transaction had been made with an independent third party.

1.10        Definitions.  As used in this Agreement, capitalized terms shall have the meanings ascribed to them herein or in Appendix B.

1.11        Interpretation.  Unless the context clearly indicates otherwise, (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Appendix or Exhibit means an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless another agreement is specified, (f) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, and (g) all references to “$” or “Dollars” shall mean United States Dollars.

ARTICLE II
CAPITAL CONTRIBUTIONS

2.1          Classes of Units.  The Company is authorized to issue two classes of Units, designated “Preferred Units” and “Common Units.”  The total number of Preferred Units that the Company is authorized to issue is 473,918.  The total number of Common Units that the Company is authorized to issue is zero (0).  The Preferred Units shall be divided into four series: the Series A1 Preferred Units, the Series A2 Preferred Units, the Series B Preferred Units, and the Series C Preferred Units. The total number of Series A1 Preferred Units the Company is authorized to issue is 220,690.  The total number of Series A2 Preferred Units the Company is authorized to issue is 71,614.  The total number of Series B Preferred Units the Company is authorized to issue is 71,614.  The total number of Series C Preferred Units the Company is authorized to issue is 110,000, of which 75,000 will be issued on the Effective Date and up to 35,000 may be issued only pursuant to Section 2.5(b).  Except as expressly provided in Sections 6.13 and 14.8, the Series B Preferred Units and the Series C Preferred Units shall have no voting or other approval rights or right to share in the distributions of the Company (other than distributions in liquidation as specifically provided in Section 13.2).  Except as expressly provided in Section 14.8, the Series A2 Preferred Units shall have no voting or other approval rights.  The Series A2 Preferred Units may not be redeemed or repurchased by the Company on a basis other than pro rata with all other Units in proportion to Percentage Interests.  All Preferred Units issued on or after the Effective Date shall be designated as Series A1 Preferred Units, Series A2 Preferred Units, Series B Preferred Units or Series C Preferred Units in the discretion of the Management Committee in connection with the authorization of such issuance.  The number of authorized Preferred Units and Common Units may be increased as determined from time to time by the Management Committee pursuant to Section 5.6(h) below.

2.2          Conversion of Series B Preferred Units.

(a)           On or prior to April 24, 2011 or such later date as determined by the Management Committee in its sole discretion (the “Conversion Period”), the Series B

Preferred Members shall have the option (the “Conversion Option”) to convert all (but not less than all) of the Series B Preferred Units held by all Series B Preferred Members into Series A2 Preferred Units in accordance with the provisions of this Section 2.2 (a “Conversion”).  For purposes of clarity, the Conversion Option may only be exercised concurrently in whole (and not in part) by all Series B Preferred Members.

(b)           If the Series B Preferred Members elect unanimously to exercise the Conversion Option during the Conversion Period, such Series B Preferred Members shall each deliver irrevocable written notice of such exercise (the “Conversion Exercise Notice”) to the Company, and (subject to Section 2.2(c)) the Company shall promptly cause each Series B Preferred Unit held by such Series B Preferred Member to be converted into one (1) Series A2 Preferred Unit, subject to adjustment from and after the date hereof pursuant to Section 2.2(d) (such number of Series A2 Preferred Units, as adjusted, the “Conversion Number”).

(c)           Notwithstanding anything to the contrary contained herein, in connection with any exercise of the Conversion Option (i) the Company shall require each converting Series B Preferred Member to present satisfactory evidence that all Gaming Approvals required for such Conversion have been obtained, and the Company shall not be required to honor any such Conversion unless and until the Company and its counsel are reasonably satisfied that all such Gaming Approvals have been obtained and (ii) the converting Series B Preferred Member shall be required to pay all licensing, application and other fees and expenses related to such Conversion.

(d)           The Conversion Number is subject to adjustment from time to time upon the occurrence of the events specified in this Section 2.2(d).

(i)            Distributions of Preferred Units, Subdivisions and Combinations.  On and after the Effective Date, if the Company shall: (i) make a distribution of Preferred Units to holders of Preferred Units, (ii) subdivide outstanding Preferred Units into a greater number of Preferred Units, or (iii) combine outstanding Preferred Units into a smaller number of Preferred Units, then in each such case the Conversion Number shall be proportionately adjusted so that each Series B Preferred Member shall be entitled to receive upon Conversion of its Series B Preferred Units the aggregate number of Series A2 Preferred Units which, if the Series B Preferred Units held by such Series B Preferred Member had been converted immediately prior to such distribution, subdivision or combination, such Series B Preferred Member would have received upon such Conversion and would have been entitled to receive by virtue of such distribution, subdivision or combination.

(ii)           Adjustments Generally.

(A)          Any adjustment made under this ARTICLE II shall, after taking into account such adjustment, be rounded to the nearest whole Preferred Unit, in the case of an adjustment to aggregate Preferred Units.  In the case of any such adjustment, the Company shall promptly give written notice to the Series B Preferred Member, in the form of a certificate, certified and confirmed by an officer of the Company, setting forth the adjustment in reasonable detail.

(B)          All adjustments under this ARTICLE II shall be made successively whenever an event requiring any such adjustment occurs.

2.3          Redemption or Repurchase.

(a)           Series B Preferred Units.  From and after the Conversion Date if no Conversion has occurred, the Company, Millennium Gaming and AcquisitionCo shall each or in combination have the option (the “Redemption/Repurchase Option”) to redeem (in the case of exercise by the Company) or repurchase (in the case of exercise by Millennium and/or AcquisitionCo) all (but not less than all) of the Series B Preferred Units held by a Series B Preferred Member for cash in an amount equal to the Preferred B Amount as of the consummation of such redemption or repurchase with respect to the number of Series B Preferred Units held by such Series B Preferred Member; provided, that, the Redemption/Repurchase Option may not be exercised prior to the redemption of all Series C Preferred Units pursuant to Section 2.3(b).  If the Redemption/Repurchase Option is exercised at the election of Millennium Gaming or AcquisitionCo, then each of Millennium Gaming and AcquisitionCo shall be entitled to participate in the repurchase of the Series B Preferred Units on a pro rata basis in accordance with the relative Percentage Interests of Millennium Gaming and AcquisitionCo or as otherwise agreed between Millennium Gaming and AcquisitionCo.  If the Redemption/Repurchase Option is exercised at the election of the Company, then such exercise shall require the unanimous approval of the Millennium Managers and the AcquisitionCo Managers.  The Series B Preferred Member shall execute and deliver such agreements and other documents as may be reasonably requested by the party(ies) exercising the Redemption/Repurchase Option, including an agreement by such Series B Preferred Member pursuant to which it makes individual representations as to its unencumbered title to its Series B Preferred Units and authority to transfer such Series B Preferred Units in accordance with such agreement; provided, that, such Series B Preferred Member (i) shall not be required to agree to any noncompetition or like limitations on business activities, and (ii) shall not be required to indemnify the party(ies) exercising the Redemption/Repurchase Option for losses arising from its breaches of representations or warranties in excess of the gross proceeds received by such Series B Preferred Member pursuant to the exercise of such Redemption/Repurchase Option.

(b)           Series C Preferred Units.

(i)            Optional Redemption.  At any time and from time to time, subject to compliance with the Debt Documents, the Company shall have the right to redeem any or all outstanding Series C Preferred Units for cash in an amount equal to, with respect to each Series C Preferred Unit, the Series C Per Unit Redemption Price.  In the event that less than all of the outstanding Series C Preferred Units are being redeemed, such redemption shall be made on a pro rata basis based on the number of Series C Preferred Units held by each Series C Preferred Member (i.e., each Series C Preferred Member will have an equal percentage of the aggregate number of Series C Preferred Units held by it redeemed); provided, that, if any Series C Preferred Units are held by an Unlicensed Series C Member, such redemption shall be made so that each Series C Preferred Member receives an aggregate amount equal to the lesser of (A) subject to the rounding as provided below, its Series C Investment Percentage of the aggregate consideration paid by the Company to the Series C Preferred Members in such redemption and (B) the aggregate number of Series C Preferred Units held by such Series C Preferred Member multiplied by the Series C Per Unit Redemption Price applicable to such Series C Preferred Member (the aggregate redemption consideration to which a Series C Preferred Member is entitled, its “Allocated Series C Redemption Amount”), it being agreed and acknowledged that in such circumstances the number of Series C Preferred Units redeemed from a Series C Preferred Member will be such Series C Preferred Member’s Allocated Series C Redemption Amount divided by the applicable Series C Per Unit Redemption Price (which will be lower for the Unlicensed Series C Members relative to Licensed Series C Members), rounded down to the nearest whole Series C Preferred Unit (and, accordingly, in the event of such rounding down with respect to the Series C Preferred Units held by a Series C Preferred Member, the Allocated Series C Redemption Amount for such Series C Preferred Member will also be rounded down to equal the number of Series C Preferred Units being redeemed from such Series C Preferred Member multiplied by the applicable Series C Per Unit Redemption Price).  In the event the Company elects to exercise such right to redeem, the Company shall provide each Series C Preferred Member written notice of (i) the date on which such redemption will be consummated (the “Series C Optional Redemption Date”), which shall be not less than fifteen (15) Business Days and not more than thirty (30) Business Days from the date of such notice, (ii) the Series C Per Unit Redemption Price for the Series C Preferred Units held by the Licensed Series C Members (and in the event that there are Unlicensed Series C Members, the Series C Per Unit Redemption Price for the Series C Preferred Units held by the Unlicensed Series C Members), and (iii) the number of Series C Preferred Units being redeemed from each Series C Preferred Member.  On or prior to the Series C Optional Redemption Date, each Series C Preferred Member shall execute and deliver such agreements and other documents as may be reasonably requested by the Company in connection with a redemption pursuant to this Section 2.3(b)(i), including an agreement by such Series C Preferred Member pursuant to which it makes individual representations as to its unencumbered title to its Series C Preferred Units and authority to transfer such Series C Preferred Units in accordance with such agreement; provided, that, such Series C Preferred Member (i) shall not be required to agree to any noncompetition or like limitations on business activities and (ii) shall not be required to indemnify the Company for losses arising from its breaches of representations or warranties in excess of the gross proceeds received by such Series C Preferred Member pursuant to the exercise of the redemption right in this Section 2.3(b)(i).

(ii)           Mandatory Redemption.  (A) On the first Business Day following the one year anniversary date of the date on which the Company has paid in full all Junior Debt, (B) in the event of a repayment of the Senior Debt and the Junior Debt in connection with an acceleration thereof based on a Change of Control (as defined thereunder), on the first Business Day immediately following such date of repayment, or (C) on the closing date of a Firm Offer or Purchase Offer pursuant to Section 11.3 or a sale of the Auctioned Equity pursuant to Section 11.4 (each, a “Series C Mandatory Redemption Date”), the Company shall redeem all (and not less than all) of the outstanding Series C Preferred Units for cash in an amount equal to, with respect to each Series C Preferred Unit, the Series C Per Unit Redemption Price thereof as of the Series C Mandatory Redemption Date, unless such Series C Mandatory Redemption Date is extended by written consent of Series C Preferred Member(s) holding a majority of the issued Series C Preferred Units; provided, that, in the event that a Conversion by the Series B Preferred Members has occurred and, as a result, such Members own Series A2 Preferred Units, then any such extension of the Series C Mandatory Redemption Date shall be subject to receiving the written consent of the Series A2 Preferred Members.  As promptly as practicable following the date on which the Company reasonably anticipates there will be a mandatory redemption pursuant to this Section 2.3(b)(ii), the Company shall provide each Series C Preferred Member written notice of (i) the event causing such mandatory redemption, (ii) the anticipated Series C Mandatory Redemption Date, and (iii) the Series C Per Unit Redemption Price as of the anticipated Series C Mandatory Redemption Date for the Series C Preferred Units held by the Licensed Series C Members (and in the event that there are Unlicensed Series C Members, the Series C Per Unit Redemption Price as of the anticipated Series C Mandatory Redemption Date for the Series C Preferred Units held by the Unlicensed Series C Members).  On or prior to the Series C Mandatory Redemption Date, each Series C Preferred Member shall execute and deliver such agreements and other documents as may be reasonably requested by the Company in connection with a redemption pursuant to this Section 2.3(b)(ii), including an agreement by such Series C Preferred Member pursuant to which it makes individual representations as to its unencumbered title to its Series C Preferred Units and authority to transfer such Series C Preferred Units in accordance with such agreement; provided, that, such Series C Preferred Member (i) shall not be required to agree to any noncompetition or like limitations on business activities and (ii) shall not be required to indemnify the Company for losses arising from its breaches of representations or warranties in excess of the gross proceeds received by such Series C Preferred Member pursuant to the exercise of the redemption right in this Section 2.3(b)(ii).

(c)           Priority of Redemptions.  Neither the Company nor any of its subsidiaries may redeem or otherwise repurchase any Units unless and until all Series C Preferred Units have been redeemed or otherwise repurchased by the Company.

2.4          Capital Contributions.  Each Member’s Preferred Units (specifying whether such Preferred Units are Series A1 Preferred Units, Series A2 Preferred Units, Series B Preferred Units, or Series C Preferred Units), Common Units, Preferred Percentage Interest and Percentage Interest in the Company, in each case as of the Effective Date, are set forth opposite such Member’s name under “Preferred Units,” “Common Units,” “Preferred Percentage Interest” and “Percentage Interest,” respectively, on Appendix A.  The Members agree and acknowledge that Twenty Million Dollars ($20,000,000) of the aggregate amount paid to the Company by the Series B Preferred Member as of the Second A&R Effective Date represents a reimbursement of certain project costs incurred by the Company and shall not be deemed a Capital Contribution hereunder, nor shall such amount be reflected in the Redemption Price (Series B) or Redemption Price Per Series B Preferred Unit.

2.5          Additional Capital Contributions.

(a)           Capital Call - Series A Preferred Members.

(i)            The Series A Preferred Members may make Additional Capital Contributions, other than as set forth in Section 2.5(a)(ii) below, only with the approval of the Management Committee as set forth in Section 5.6(c) below.  Upon such approval, the Series A Preferred Members shall be obligated to make Additional Capital Contributions in accordance with such approval; provided, that, any Series A2 Preferred Member may, but shall not be required to, make Additional Capital Contributions pro rata in accordance with its Series A Preferred Percentage Interests.  If such Additional Capital Contributions are made (i) at a time that any Series B Preferred Units are outstanding or (ii) by the Series A Preferred Members other than pro rata to their respective Preferred Percentage Interests, the Company shall issue to each Series A Preferred Member making an Additional Capital Contribution additional Series A Preferred Units of the same series as it then holds, as provided in Section 2.5(a)(iii) below.

(ii)           If any Series A1 Preferred Member determines in good faith after full and complete consultation with the Managers and senior management of the Company that the Company requires Additional Capital Contributions to avoid or cure a Liquidity Crisis with respect to the Company, such Series A1 Preferred Member shall have the right (but not the obligation) to request in writing that the Management Committee make a capital call; provided, that, the requesting Series A1 Preferred Member is willing and able to fund the entire capital call, if necessary, and reasonably demonstrates evidence of committed funds available for this purpose.  Such written request shall include a reasonably detailed description of the nature and cause (if known) of the Liquidity Crisis and the aggregate minimum amount (including the calculation thereof) required to be raised by such capital call to address such Liquidity Crisis.  Within five Business Days following receipt of such written request, the Management Committee shall cause the Company to make a capital call to each Series A Preferred Member by written notice that sets forth the aggregate amount of such capital call (which shall equal the aggregate amount requested by the requesting Series A1 Preferred Member) and each Series A Preferred Member’s pro rata (based on Series A Preferred Percentage Interests) share of such capital call.  Within ten Business Days of such capital call, each Series A Preferred Member shall, in its sole and absolute discretion, (i) elect by written notice not to make an Additional Capital Contribution in response to such capital call (which option shall not be available to the Series A1 Preferred Member requesting such capital call) or (ii) make up to its pro rata (based on Series A Preferred Percentage Interests) share of such capital call by wire transfer of immediately available U.S. funds.  The Company shall promptly notify the Preferred Members in writing of any shortfall in the capital call and provide each Series A Preferred Member that made a pro rata (based on Series A Preferred Percentage Interests) Additional Capital Contribution with five Business Days to elect in writing, in its sole and absolute discretion, to make a further Additional Capital Contribution equal to some or all of such shortfall (if such further Additional Capital Contributions exceed such shortfall, the Company shall make reductions on a pro rata basis).  The Company shall promptly notify each Series A Preferred Member in writing of the aggregate Additional Capital Contributions elected by each Series A Preferred Member and, if any further shortfall remains, the further Additional Capital Contribution required to be made by the Series A1 Preferred Member requesting the capital call equal to such further shortfall.  The Series A Preferred Members shall make the Additional Capital Contributions to the Company set forth in such notice within five Business Days of receipt of such notice by wire transfer of immediately available U.S. funds.  The Company shall use all funds raised by such capital call to resolve the Liquidity Crisis prompting such capital call.  If in response to such capital call, Additional Capital Contributions are made (i) at a time that any Series B Preferred Units are outstanding or (ii) by the Series A Preferred Members other than pro rata to their respective Preferred Percentage Interests, the Company shall issue to each Series A Preferred Member making an Additional Capital Contribution additional Series A Preferred Units of the same series that it then holds, as provided in Section 2.5(a)(iii) below.

(iii)          If Additional Capital Contributions are made pursuant to Section 2.5(a)(i) or 2.5(a)(ii) above (x) at a time that any Series B Preferred Units are outstanding or (y) by the Series A Preferred Members other than pro rata to their respective Preferred Percentage Interests, the Company shall issue to each Series A Preferred Member making an Additional Capital Contribution additional Series A1 Preferred Units or Series A2 Preferred Units (as applicable, based on the particular series of Series A Preferred Units held by such contributing Series A Preferred Member at the time of contribution) equal to the amount of such Additional Capital Contribution made by such Series A Preferred Member, divided by the Net Equity Per Series A Preferred Unit (calculated prior to the making of such Additional Capital Contributions by the Series A Preferred Members and with the Management Committee selecting the First Appraiser and Second Appraiser), and shall adjust the Percentage Interest of each Member accordingly.  The Gross Asset Value of the Company’s assets immediately prior to the making of such Additional Capital Contributions shall be adjusted to equal the Gross Appraised Value used to determine the Net Equity Per Series A Preferred Unit.

(iv)          If any Series A Preferred Member commits to make an Additional Capital Contribution pursuant to Section 2.5(a)(i) or 2.5(a)(ii) above and fails to do so, in addition to any other remedies available to the other Members under this Agreement, the other Series A Preferred Members shall be entitled to make further Additional Capital Contributions as determined by the Management Committee (excluding the Managers designated by the failing Series A Preferred Member) in an aggregate amount equal to the amount of such Additional Capital Contribution such failing Series A Preferred Member has failed to make and appropriate adjustments shall be made pursuant to Section 2.5(a)(iii).

(b)           Capital Call - Series C Preferred Members.  If the Management Committee determines in good faith that the Company requires Additional Capital Contributions to avoid or cure a Liquidity Crisis with respect to the Company, the Management Committee shall have the right (but not the obligation) to cause the Company to make a capital call to each Series C Preferred Member by written notice that sets forth (i) a reasonably detailed description of the nature and cause (if known) of the Liquidity Crisis, (ii) the aggregate minimum amount (including the calculation thereof) required to be raised by such capital call to address such Liquidity Crisis (the aggregate amount of such capital call, the “Requested Series C Additional Capital”), and (iii) each Series C Preferred Member’s pro rata share of such capital call (based on the number of Series C Preferred Units held by each, except that in the event that there has been a redemption of less than all of the outstanding Series C Preferred Units pursuant to Section 2.3(b)(i) and in such redemption Series C Preferred Units were held by an Unlicensed Series C Member, such pro rata share shall be based on the Series C Preferred Members’ respective Series C Investment Percentage); provided, that, the aggregate capital calls pursuant to this Section 2.5(b) shall not cumulatively exceed in aggregate Thirty-Five Million Dollars ($35,000,000).

(i)            Within ten Business Days of a capital call pursuant to this Section 2.5(b) as set forth above, each Series C Preferred Member shall, in its sole and absolute discretion, elect by written notice to either (i) not to make an Additional Capital Contribution in response to such capital call or (ii) to make up to its pro rata share of such capital call by wire transfer of immediately available U.S. funds.  The Company shall promptly notify the Series C Preferred Members in writing of any shortfall in the capital call (a “Series C Shortfall Notice”)

and provide each Series C Preferred Member that elected to make its full pro rata Additional Capital Contribution with five Business Days to elect in writing, in its sole and absolute discretion, to agree to make a further Additional Capital Contribution equal to some or all of such shortfall (if such further Additional Capital Contributions exceed such shortfall, the Company shall make reductions on a pro rata basis).  The Company shall promptly notify each Series C Preferred Member in writing (a “Series C Capital Call Results Notice”) of the aggregate Additional Capital Contributions elected by each Series C Preferred Member.

(ii)           In the event that the Series C Preferred Members have elected to make aggregate Additional Capital Contributions equal to or greater than the Requested Series C Additional Capital for such capital call, the Series C Preferred Members shall make such Additional Capital Contributions to the Company set forth in the applicable Series C Capital Call Results Notice within five Business Days of receipt of such notice by wire transfer of immediately available U.S. funds.

(iii)          In the event that the Series C Members have elected to make aggregate Additional Capital Contributions less than the Requested Series C Additional Capital for such capital call (such difference, the “Final Series C Shortfall”) following a Series C Shortfall Notice pursuant to Section 2.5(b)(i) (a “Failed Series C Capital Call”), for a period of fifteen (15) Business Days following the date of the applicable Series C Capital Call Results Notice, the Company shall have the right (but not the obligation) to offer and sell to any Person, subject to any applicable Gaming Approvals, a number of Series C Preferred Units equal to the Final Series C Shortfall divided by One Thousand Dollars ($1,000) on the same terms and conditions offered to the Series C Preferred Members.

(A)          In the event that the Company is able to sell Series C Preferred Units in an amount equal to the Final Series C Shortfall during such fifteen (15) Business Day period, the Company shall promptly give written notice to each Series C Preferred Member of the aggregate Additional Capital Contributions elected by each and the other Persons purchasing Series C Preferred Units, and the Series C Preferred Members, the Company, and other investing Persons set forth in such notice shall consummate such investments within five Business Days of receipt of such notice by wire transfer of immediately available U.S. funds.

(B)          In the event that the Company uses its good faith efforts to sell Series C Preferred Units in an amount equal to the Final Series C Shortfall during such fifteen (15) Business Day period and fails to do so, subject to terms, conditions, and documentation approved by the Management Committee, notwithstanding anything to the contrary herein, the Company shall have the right (but not the obligation) to create and issue a new series of Preferred Units (the “New Preferred Units”) solely to raise capital to avoid or cure a Liquidity Crisis in an aggregate amount equal to the Requested Series C Additional Capital of the applicable Failed Series C Capital Call and with rights and preferences substantially similar to the Series C Preferred Units, mutatis mutandis, except that the New Preferred Units (I) may be entitled to the receipt of amounts distributable upon the liquidation, dissolution and winding up of the Company in preference or priority to the Series C Preferred Units, (II) may have a priority return in excess of twenty percent (20%) per annum, and (III) may have preference or priority redemption rights vis-à-vis the Series C Preferred Units; provided, that, prior to offering such New Preferred Units to any other Person for purchase, the Company shall give each of the Series C

Preferred Members that elected to invest in such Failed Series C Capital Call an opportunity to purchase (which shall be no less than five Business Days) up to a number of New Preferred Units in the same proportion in which each such Series C Preferred Member elected to participate in such Failed Series C Capital Call; provided, further, that, in the event that Crown One or Crown Two desires to purchase New Preferred Units pursuant to the foregoing and does not hold the requisite Gaming Approvals in the Commonwealth of Pennsylvania as an “Affiliate” (as defined in 4 Pa.C.S., §1103) of the Company or is not otherwise found qualified or licensed in the Commonwealth of Pennsylvania to purchase New Preferred Units, the Company will (x) use its commercially reasonable efforts to structure the New Preferred Units in a manner such that such Gaming Approvals, qualifications, or licensing, as the case may be, are not required for Crown One or Crown Two, as the case may be, to purchase the New Preferred Units and (y) in the event that any such Gaming Approval, qualification, or licensing is required despite such efforts, give Crown One and/or Crown Two, as the case may be, the opportunity (which shall be no less than two Business Days) to purchase Series C Preferred Units in lieu of New Preferred Units for the Additional Capital Contributions elected to be made by Crown One and/or Crown Two for the New Preferred Units.  If the Series C Preferred Members do not purchase all of the New Preferred Units offered by the Company, the Company may issue and sell to any Person, subject to any applicable Gaming Approvals, the New Preferred Units on the same terms and conditions on which the New Preferred Units were offered to the Series C Preferred Members.  The Preferred Members agree and acknowledge that any such issuance of New Preferred Units will require an amendment to this Agreement and that such amendment and actions in connection therewith will need to occur expeditiously due to the Liquidity Crisis requiring such capital raise, and accordingly, each Preferred Member shall cooperate in good faith with each other Preferred Member and the Company to take all actions and execute and deliver all agreements and other documents, in all cases reasonably necessary to consummate expeditiously the issuance of the New Preferred Units.

(iv)          The Company shall use all funds raised by any capital call pursuant to this Section 2.5(b) to resolve the Liquidity Crisis prompting such capital call.

(v)           In the event that any Additional Capital Contributions are made for Series C Preferred Units, such Additional Capital Contributions shall be made in increments of One Thousand Dollars ($1,000), and the Company shall issue to each Person making any such Additional Capital Contribution a number of Series C Preferred Units equal to the Additional Capital Contributions made by such Series C Preferred Member divided by One Thousand Dollars ($1,000).

(vi)          Notwithstanding anything to the contrary in Section 2.5(a)(ii), if the Management Committee determines that the Company requires Additional Capital Contributions to avoid or cure a Liquidity Crisis and determines to make a capital call, for purposes of such capital call, the Management Committee shall first comply with the provisions of this Section 2.5(b) before approving or making a capital call pursuant to Section 2.5(a)(ii); provided, that, to the extent that the Requested Series C Additional Capital for a capital call results in cumulative capital calls pursuant to this Section 2.5(b) of greater than Thirty-Five Million Dollars ($35,000,000), the Management Committee is not required to comply first with this Section 2.5(b) with respect to the amount of Additional Capital Contributions in excess of $35,000,000; provided, further, that, the obligation of the

Management Committee to comply first with this Section 2.5(b) prior to Section 2.5(a)(ii) shall terminate on the Conversion Date.

2.6          Equity Participation Plan.  The Company may from time to time make grants of Common Units to an equity participation limited liability company as approved by the Management Committee and pursuant to the terms and conditions of an equity participation plan as approved by the Management Committee; provided, that, any such equity participation plan shall not permit grants of interests to any Manager; provided, further, that, any such equity participation plan shall provide that such Common Units shall be subject to the terms of the Option Agreement.  The Management Committee may make such amendments to this Agreement as are reasonably necessary in connection with the adoption of such plan, including to reflect the relative economic interests of the Common Units and the Preferred Units.

ARTICLE III
ALLOCATIONS

3.1          Profits and Losses.  After giving effect to the special allocations set forth in Sections 3.2 and 3.3 below and except as otherwise provided in Section 3.4 below, Profits and Losses for any Allocation Year shall be allocated among the Members in such a manner that, as of the end of such Allocation Year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Company Minimum Gain (as determined according to Regulations Section 1.704-2(g)) and (iii) such Member’s Member Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under the Act, determined as if the Company were to (1) liquidate the assets of the Company for an amount equal to their Gross Asset Value and (2) distribute the proceeds of liquidation pursuant to Section 13.2 below.

3.2          Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE III, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, that, an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE III have been tentatively made as if this Section 3.2(c) were not in this Agreement.

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that, an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE III have been made as if Section 3.2(c) above and this Section 3.2(d) were not in this Agreement.

(e)           Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Agreement, Nonrecourse Deductions for any Allocation Year shall be included in the calculation of Profits and Losses for such Allocation Year and allocated among the Members as part of such Profits and Losses pursuant to Section 3.1 above.

(f)            Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)           Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.3          Curative Allocations.  The allocations set forth in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(e), 3.2(f) and 3.2(g) above and Section 3.4 below (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.3.  Therefore, notwithstanding any other provision of this ARTICLE III (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 3.1 above.  In exercising its discretion under this Section 3.3, the Management Committee shall take into account future Regulatory Allocations under Sections 3.2(a) and 3.2(b) above that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.2(e) and 3.2(f) above.

3.4          Loss Limitation.  Losses allocated pursuant to Section 3.1 above shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.1 above, the limitation set forth in this Section 3.4 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Adjusted Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).  Any reallocation of Losses pursuant to this Section 3.4 shall be subject to chargeback pursuant to the curative allocation provision of Section 3.3 above.

3.5          Other Allocation Rules.

(a)           For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Regulations thereunder.

(b)           The Members are aware of the income tax consequences of the allocations made by this ARTICLE III and hereby agree to be bound by the provisions of this ARTICLE III in reporting their shares of Company income and loss for income tax purposes.

(c)           Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations

Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Percentage Interests (ignoring for this purpose, any Percentage Interest held as a Series B Preferred Member).

(d)           For the avoidance of doubt, Profits and items thereof shall not be allocated to (i) a Series B Preferred Member with respect to its Series B Preferred Units or (ii) an Unlicensed Series C Member with respect to its Series C Preferred Units, except to the extent such allocation is made to reverse a prior allocation to such Member of Losses or items thereof.

(e)           Except as otherwise provided in this Agreement or as otherwise required by law, all amounts paid or distributed with respect to any Units shall be treated as Section 731 distributions.

3.6          Tax Allocations; Code Section 704(c).  Except as otherwise provided for in this Agreement, Company items of income, gain, loss, deduction, or credit for income tax purposes shall be allocated in the same manner as the corresponding book items are allocated under this Agreement.  If there is no corresponding book item and this Agreement does not otherwise specify the allocation of an item for income tax purposes, the Management Committee shall allocate the items in the manner it deems appropriate taking into account the economic interests of the Members.

In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using such allocation method pursuant to the Regulations under Code Section 704(c) as is selected by the Management Committee.

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value using such allocation method pursuant to the Regulations under Code Section 704(c) as is selected by the Management Committee.

Allocations pursuant to this Section 3.6 are solely for purposes of federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions (other than Tax Distributions) pursuant to any provision of this Agreement.

ARTICLE IV
DISTRIBUTIONS

4.1          Distributions.

(a)           Except (i) as otherwise provided in Section 4.3 or Section 13.2, and (ii) in the case of distributions approved by the Management Committee and to be made following the later of (A) the Conversion Date and (B) the redemption of all Series C Preferred Units pursuant to Section 2.3(b) or otherwise, the Company shall make no distributions of cash or Property to the Members.  Subject to the foregoing, any distributions approved by the Management Committee shall (x) only be to the extent of Net Cash Flow, (y) be subject to compliance with applicable laws (including applicable Gaming Laws) and (z) at such times as is reasonably determined by the Management Committee, be distributed by the Company to the Members (other than the Series B Preferred Members in their capacity as such) pro rata in proportion to their Percentage Interests.

(b)           A Member may not receive a distribution from the Company in violation of the terms of the Debt Documents of the Company or in violation of law.

4.2          Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement.  The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.  To the extent that any withholding made or to be made exceeds the amount then-distributable to a Member but for such withholding, the Company shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer.

4.3          Tax Distributions.

(a)           Subject to compliance with Section 4.1(b) above, on the first day of the month in which the required estimated tax payments for federal income taxes are due for individual taxpayers under Code Section 6654, the Management Committee shall cause the Company to distribute to the Members (other than any Series B Preferred Members or any Unlicensed Series C Members in their capacity as such) with respect to each Fiscal Quarter of the Company an amount of cash (a “Tax Distribution”) which in the good faith judgment of the Management Committee equals (i) the amount of taxable income allocable to such Members in respect of such Fiscal Quarter taking into account any Code Section 704(c) items, multiplied by (ii) the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income (calculated by using the highest maximum combined marginal federal, state and local income tax rates to which any such Member may be subject and taking into account the deductibility of state income tax for federal income tax purposes), with such Tax Distribution to be made to such Members (x) first, pro rata in proportion to the amount of such taxable income allocable to them with respect to the Series C Preferred Units until an amount equal to the product of clause (i) and clause (ii) above with respect to such Series C Preferred Units has been so distributed; and (y) thereafter, pro rata in proportion to Percentage Interests.  If the Management Committee determines that such amount is less than the amount required for any Member that is eligible to receive Tax Distributions to satisfy the safe harbor for such Member’s estimated tax payments under Code Section 6654 or Code Section 6655 (and analogous state or local provisions) assuming that such Member’s only income were from the Company, the Company shall distribute cash to the Members that are eligible to receive Tax Distributions pro rata in proportion to Percentage Interests until an amount has been distributed to enable such eligible Member to satisfy the safe harbor.

(b)           For each such distribution date prior to the end of such Fiscal Year, the Management Committee shall estimate the Tax Distribution by annualizing the estimated taxable income (excluding extraordinary items) allocable to the Members eligible to receive Tax Distributions as of the applicable distribution date and taking extraordinary items into account separately.

(c)           The Management Committee shall make such adjustments to the allocation of Tax Distributions among the Members as it determines to be reasonably necessary or appropriate if a Member becomes eligible to receive Tax Distributions during a Fiscal Quarter.

(d)           If the method of making estimated tax payments changes for federal income tax purposes, then the Management Committee may revise the method of distributing Tax Distributions described above to reflect the requirements of such change.  To the extent that there is insufficient Net Cash Flow to fully make a Tax Distribution, such deficiency shall be carried forward and distributed on the next day on which amounts are distributed under this Section 4.3, until such deficiency has been distributed in full.  Any amounts distributed to a Member pursuant to this Section 4.3 shall be applied to reduce (without duplication) the next distributions or payments to such Member that would otherwise be distributed or paid to such Member under (i) with respect to a Series A Preferred Member, Section 4.1(a) or 13.2 and (ii) with respect to a Series C Preferred Member, Section 2.3(b) or 13.2.

ARTICLE V
MANAGEMENT COMMITTEE

5.1          Managers; Management Committee.

(a)           The Company shall have a Management Committee, the Voting Managers of which shall be designated by the Series A1 Preferred Members and the Non-Voting Manager of which, if any, shall be designated by the Series A2 Preferred Members, in each case as provided in this Section 5.1.

(b)           Subject to Section 5.1(c) below, the number of Voting Managers on the Management Committee shall be four, comprised of two Voting Managers designated from time to time by Millennium Gaming (the “Millennium Managers”) in accordance with Section 5.1(d) below (for so long as Millennium Gaming is a Preferred Member of the Company) and two Voting Managers designated from time to time by AcquisitionCo (the “AcquisitionCo Managers”) in accordance with Section 5.1(d) below (for so long as AcquisitionCo is a Preferred Member of the Company); provided, that, subject to Section 5.2 below, Millennium Gaming shall designate each of Paulos and Wortman as a Voting Manager for so long as he holds a direct or indirect beneficial interest in Millennium Gaming; provided, further, that, if the Series A2 Preferred Members are entitled to designate a Manager pursuant to Section 5.1(d), the number of Managers on the Management Committee shall be increased by one (1) to accommodate such Manager.  The Managers of the Company as of the Effective Date shall be as set forth on Appendix C.

(c)           If the Management Committee approves the incurrence of Debt by the Company and such Debt requires that the Management Committee have one or more independent Managers, the Management Committee shall expand to include such independent Manager or Managers, who shall be unanimously designated by the Series A1 Preferred Members in accordance with Section 5.1(d) below and, except as otherwise provided pursuant to such designation, shall be Voting Managers hereunder.

(d)           A Series A1 Preferred Member or Series A1 Preferred Members, as the case may be, shall designate a Manager (each Manager so designated and his or her replacement or successor, a “Voting Manager”) by delivering to the Company a written statement of designation that sets forth the Manager’s name, business address, telephone number, facsimile number, electronic mail address and, if applicable, the Manager he or she is replacing; provided, that, if such Manager is an independent Manager, such independent Manager has received the prior unanimous approval of each Series A1 Preferred Member, such approval not to be unreasonably withheld.  At any time that the aggregate Percentage Interests of the Series A2 Preferred Members equals or exceeds twenty percent (20%), the Series A2 Preferred Members may designate a Manager (any Manager so designated and his or her replacement, a “Non-Voting Manager”) by delivering to the Company a written statement of designation executed by each Series A2 Preferred Member that sets forth the Manager’s name, business address, telephone number, facsimile number, electronic mail address and, if applicable, the Manager he or she is replacing.  Millennium Gaming hereby designates Paulos and Wortman as its Managers until their replacements or successors are designated.  AcquisitionCo hereby designates the Persons identified on Appendix C under “AcquisitionCo Managers” as its Managers until their replacements or successors are designated.  A Manager shall remain in office until the earlier of (i) removal by the Series A1 Preferred Member, Series A1 Preferred Members or the Series A2 Preferred Members, as the case may be, designating such Manager (provided, that, subject to Section 5.2 below, Millennium Gaming shall not remove either Paulos or Wortman as a Manager for so long as he holds a direct or indirect beneficial interest in Millennium Gaming), (ii) death or incapacity of such Manager, or (iii) the withdrawal or other cessation of the Series A1 Preferred Member or Series A1 Preferred Members, as the case may be, designating such Manager as a Series A1 Preferred Member or Series A1 Preferred Members, as the case may be, of the Company.

(e)           A Manager designated by a Series A1 Preferred Member, Series A1 Preferred Members or the Series A2 Preferred Members, as the case may be, may be removed at any time, with or without cause, by written notice delivered to the Company by the Series A1 Preferred Member, Series A1 Preferred Members or the Series A2 Preferred Members, as the case may be, that designated such Manager, demanding such removal and designating the Person who shall fill the position of the removed Manager in accordance with Section 5.1(d) above; provided, that, subject to Section 5.2 below, Millennium Gaming shall not remove either Paulos or Wortman as a Manager for so long as he holds a direct or indirect beneficial interest in Millennium Gaming.  A Non-Voting Manager shall be automatically removed, without action by any Person, at any time the aggregate Percentage Interests of the Series A2 Preferred Members is less than twenty percent (20%).

(f)            Each Voting Manager shall have one vote.  A Non-Voting Manager shall not have any vote and shall not have any approval rights over any matter calling for a vote or other action or determination of the Management Committee.  A majority of the total number of Voting Managers of the Management Committee (or, in the case of AcquisitionCo Manager Matters, all of the AcquisitionCo Managers) present in person or by proxy shall constitute a quorum for the transaction of business at any meeting of the Management Committee.  Other than with respect to those matters set forth in Section 5.6 below, the Management Committee shall act by the affirmative vote of a majority of the total number of Voting Managers of the Management Committee who do not have a Material Conflict of Interest (or, in the case of AcquisitionCo Manager Matters, the affirmative vote of all AcquisitionCo Managers) in voting on the particular matter before the Management Committee.  With respect to those matters set forth in Section 5.6 below, the Management Committee shall act by the affirmative vote of 80% of the Voting Managers of the Management Committee who do not have a Material Conflict of Interest in voting on the particular matter before the Management Committee.  Each Voting Manager who has a Material Conflict of Interest in voting on any particular matter before the Management Committee shall recuse himself or herself prior to the vote of the Management Committee on such matter.

(g)           Each Manager may authorize another Manager to act for him or her by proxy on all matters in which a Manager is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Manager or his or her attorney-in-fact.  No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy.  Every proxy, other than an irrevocable proxy, shall be revocable at the pleasure of the Manager executing it by a writing delivered to the Company and executed by such Manager stating that the proxy is revoked, by a subsequent proxy executed by such Manager, or as to any meeting of the Management Committee by attendance at such meeting and voting in person by such Manager.

(h)           Each Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  A Person who so performs his or her duties shall not have any liability by reason of being or having been a Manager of the Company.

(i)            The Management Committee shall have the power to delegate authority to such committees of Managers, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate.  Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly.  Until the termination of the Management Agreement, the Management Committee hereby delegates to MMG II such power and authority with respect to the day-to-day management and operation of the business and affairs of the Company as is set forth in the Management Agreement, subject to the terms and conditions of the Management Agreement, Sections 5.5 and 5.6 below and any other provision of this Agreement requiring approval of the Company, the Management Committee, the AcquisitionCo Managers or the Members.

(j)            A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for any debt, obligation or liability of the Company.

5.2          Licensing.

(a)           If a Manager is required to be licensed or found suitable by a Gaming Authority in order to actively engage in the management of the Company, such Manager shall be so licensed or found suitable prior to performing his or her duties for the Company and, unless otherwise agreed by the Management Committee, shall pay all costs associated with becoming licensed or found suitable.

(b)           A Manager shall be automatically removed without action of the Management Committee or the Members upon the occurrence of a Gaming Adverse Event with respect to such Manager, unless the Management Committee (excluding such Manager) otherwise determines.

(c)           A Manager shall be removed upon the unanimous affirmative determination of the Management Committee (excluding such Manager) that such Manager jeopardizes the ability of the Company to obtain or maintain any necessary or advisable license or qualification awarded by, or approval of, any Gaming Authority.

5.3          Meetings of the Management Committee.

(a)           The Management Committee shall hold regular meetings no less frequently than once every Fiscal Quarter, and shall establish meeting times, dates and places, and requisite notice requirements (not shorter than those provided in Section 5.3(b) below), and adopt rules or procedures consistent with the terms of this Agreement.  At such meetings, the Management Committee shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

(b)           Special meetings of the Management Committee may be called by any Voting Manager.  Notice of each such special meeting shall be given to each Manager on the Management Committee by nationally recognized overnight courier, telephone, facsimile or electronic mail (in each case, notice shall be given not less than three Business Days nor more than ten Business Days prior to the date of such special meeting, unless a longer notice period is established by the Management Committee).  Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company, unless otherwise unanimously agreed to by all Voting Managers), or other means of conducting such special meeting, and (ii) the purpose of the special meeting to be so held.  No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by all Voting Managers.  Any Manager may waive notice of any special meeting in writing before, at or after such meeting.  The attendance of a Manager at a special meeting shall constitute presence in person at such special meeting and a waiver of notice of such special meeting, except when a Manager attends a special meeting for the express purpose of objecting to the transaction of any business because such special meeting was not properly called.

(c)           Any action required to be taken at a meeting of the Management Committee, or any action that may be taken at a meeting of the Management Committee, may be taken at a meeting held by means of telephone conference, video conference, or other communications equipment by means of which all Persons participating in the meeting can hear and respond to each other.  Participation in such a meeting shall constitute presence in person at such meeting, except when a Manager participates in such a meeting for the express purpose of objecting to the transaction of any business because such meeting was not properly called.

(d)           Notwithstanding this Section 5.3, the Management Committee may take without a meeting any action that may be taken by the Management Committee under this Agreement if such action is approved by written consent by the requisite number of Voting Managers and prompt notice thereof is delivered to all Managers.  Such written consent shall have the same force and effect, as of the date stated therein, as a vote of the Management Committee and may be stated as such in any document or instrument filed with the Secretary of State of the State of Nevada, or in any certificate or other document delivered to any Person.  The original, signed written consent shall be placed in the minute books of the Company.

5.4          Management Committee Powers.  Except (i) as otherwise provided in this Agreement and (ii) so long as the Management Agreement is in effect, for those powers expressly delegated to MMG II as is set forth in the Management Agreement (subject to the terms and conditions of the Management Agreement, Sections 5.5 and 5.6 below and any other provision of this Agreement requiring approval of the Company, the Management Committee, the AcquisitionCo Managers or the Members), all powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Management Committee, and the Management Committee may exercise all powers of the Company and do all such lawful acts as are not by the Act, the Articles of Organization or this Agreement directed or required to be exercised or done by the Members and, in so doing, shall have the right and authority to take all actions that the Management Committee deems necessary, useful or appropriate for the management and conduct of the Business, including exercising the following specific rights and powers:

(a)           conduct its Business, carry on its operations, and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country, that may be necessary or convenient to effect any or all of the purposes for which it is organized;

(b)           acquire by purchase, lease, or otherwise any real or personal property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(c)           operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d)           execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Business, or in connection with managing the affairs of the Company, including executing amendments to this Agreement and the Articles of Organization in accordance with the terms of this Agreement, both as Managers and, if required, as attorney-in-fact for the Members, pursuant to any power of attorney granted by the Members to the Managers;

(e)           borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets;

(f)            execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

(g)           prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company, and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

(h)           care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(i)            contract on behalf of the Company for the employment and services or employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

(j)            engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

(k)           take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

(l)            institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any Manager, in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

(m)          purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals, or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them; and

(n)           indemnify a Member or Manager or former Member or Manager, and to make any other indemnification that is authorized by this Agreement in accordance with the Act.

5.5          Actions Requiring Majority Approval of the Management Committee or the Unanimous Approval of the AcquisitionCo Managers.  Without limiting the other terms and conditions of this Agreement, the Company shall not take any of the following actions (or series of related actions), including the entering into of any contract, agreement, arrangement or transaction (or series of related contracts, agreements, arrangements or transactions) with respect thereto, or any amendment, modification, enforcement, waiver, extension or renewal thereof, without the affirmative vote of a majority of the total number of Voting Managers of the Management Committee who do not have a Material Conflict of Interest (or, in the case of AcquisitionCo Manager Matters, the affirmative vote of all AcquisitionCo Managers) in voting on the particular matter before the Management Committee:

(a)           any approval, adoption, amendment, modification or repeal of the Company’s annual budget (which, upon approval and adoption with respect to any given Fiscal Year, shall supersede and replace the then-current long-term budget for the Company with respect to such Fiscal Year);

(b)           any approval, adoption, amendment, modification or repeal of a long-term budget for the Company covering a three-year period (which shall be the default budget with respect to any given Fiscal Year in the absence of a then-current annual budget for such Fiscal Year);

(c)           any approval, adoption, amendment, modification or repeal of any other budget (including budgets of the Company’s subsidiaries);

(d)           any approval, adoption, amendment, modification or repeal of a management agreement for the management of any Property of the Company; provided, that, the Management Agreement shall be deemed approved by the Management Committee as of the Second A&R Effective Date;

(e)           except as otherwise provided in the Management Agreement (subject to the terms and conditions of the Management Agreement), any incurrence of any expenditures by the Company that has not been previously approved (whether by budget or otherwise) by the Management Committee or, in the case of AcquisitionCo Manager Matters, the AcquisitionCo Managers;

(f)            any incurrence of any gaming opportunity development expenses by the Company (either directly or through reimbursement) that has not been previously approved (whether by budget or otherwise) by the Management Committee or, in the case of AcquisitionCo Manager Matters, the AcquisitionCo Managers (or otherwise provided for by Section 8.3 below);

(g)           except as otherwise provided in the Management Agreement (subject to the terms and conditions of the Management Agreement), any incurrence of any material Debt, Encumbrance or other liability by the Company, in each case that has not been previously approved (whether by budget or otherwise) by the Management Committee or, in the case of AcquisitionCo Manager Matters, the AcquisitionCo Managers;

(h)           any distributions by the Company, other than tax distributions in accordance with Section 4.3 above;

(i)            except as otherwise provided in this Agreement or as otherwise affirmatively required by applicable Gaming Law, but subject to Section 2.3(c), any redemption or repurchase by the Company of Units, or securities convertible, exercisable or exchangeable into Units, in each case pro rata in proportion to Percentage Interest;

(j)            any appointment of any Senior Officer of the Company, and any setting or modifying of the compensation of any Senior Officer of the Company;

(k)           in the event the Management Agreement has been terminated, any removal of any Senior Officer of the Company;

(l)            any approval, adoption, amendment, modification, repeal or termination of (A) any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), any severance plan or any equity incentive plan, in each case for the benefit of any employee of the Company (including any Senior Officer of the Company), or (B) any employment, bonus, incentive compensation, or any other benefit agreement or plan, in each case for the benefit of any Senior Officer of the Company;

(m)          any granting or issuance of any equity, or securities convertible, exercisable or exchangeable into equity, in the Company pursuant to an equity incentive plan (including any equity participation plan);

(n)           except as otherwise provided in the Management Agreement (subject to the terms and conditions of the Management Agreement), any institution, maintenance, settlement or compromise of any lawsuit, action, claim or demand, or any arbitration or consent to arbitration of any dispute or controversy;

(o)           any appointment or removal of an independent auditor of the Company; and

(p)           any selection or modification of any accounting method required under GAAP to be disclosed in the financial statements of the Company.

5.6          Actions Requiring 80% Approval of the Management Committee.  Without limiting the other terms and conditions of this Agreement, the Company shall not take any of the following actions (or series of related actions), including the entering into of any contract, agreement, arrangement or transaction (or series of related contracts, agreements, arrangements or transactions) with respect thereto, or any amendment, modification, enforcement, waiver, extension or renewal thereof, without the affirmative vote of 80% of the Voting Managers of the Management Committee who do not have a Material Conflict of Interest in voting on the particular matter before the Management Committee:

(a)           any material change in the Business or purpose of the Company;

(b)           any act or any activity that is inconsistent with the purpose of the Company as set forth in Section 1.3 above;

(c)           any capital call, other than as set forth in Section 2.5 above;

(d)           any material acquisition or disposition of Company assets;

(e)           any approval of a gaming opportunity as the subject of development as an Eligible Operation;

(f)            any material construction, expansion or improvement projects involving Company assets;

(g)           except as otherwise provided in this Agreement, any Transfer of Units by any Member or any Member Unit Transfer with respect to a Member;

(h)           except as otherwise provided in this Agreement, any increase in the number of Units the Company is authorized to issue;

(i)            except as otherwise provided in this Agreement, any sale, grant or other issuance by the Company of Units or securities convertible, exercisable or exchangeable into Units;

(j)            any merger, consolidation, recapitalization or other reorganization of the Company;

(k)           the Company’s participation in any partnership, limited liability company, joint venture, alliance, or similar agreement or arrangement;

(l)            any formation of any direct or indirect subsidiary of the Company;

(m)          any conversion of the Company into another form of entity;

(n)           except as otherwise provided in this Agreement, admission of any Person as a Member;

(o)           except as otherwise provided in this Agreement or as otherwise affirmatively required by applicable Gaming Law, but subject to Section 2.3(c), any redemption or repurchase by the Company of Units, or securities convertible, exercisable or exchangeable into Units, in each case on a basis other than pro rata in proportion to Percentage Interest;

(p)           any public offering of Company securities;

(q)           any relocation of the Company’s principal place of business;

(r)            any assignment for the benefit of creditors, any voluntary bankruptcy of the Company, or any transaction to dissolve, wind up or liquidate the Company; and

(s)            except as otherwise provided in this Agreement or the Management Agreement (subject to the terms and conditions of the Management Agreement), any transaction between the Company and a Member (or an Affiliate or Upper Tier Holder of a Member).

5.7          Duties and Obligations of the Management Committee.

(a)           The Management Committee shall cause the Company to conduct its Business and operations separate and apart from that of any Member or Manager or any of its or his Affiliates, including (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or any of its or his Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager or any of its or his Affiliates, and observing all Company procedures and formalities, including maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b)           The Management Committee shall take all actions that may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Nevada and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the Business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, operation, improvement and expansion of Property in accordance with the provisions of this Agreement and applicable laws and regulations, and the use thereof for the exclusive benefit of the Company.

5.8          Removal of Certain Senior Officers.  The following Senior Officers of the Company shall not be removed without ten Business Days prior written notice to each Manager of the Company: chief financial officer and head of mergers and acquisitions (or any officer exercising comparable power or authority).

ARTICLE VI
MEMBERS

6.1          Rights or Powers of Members.  The Members shall not have any right or power to take part in the management or control of the Company or its Business and affairs or to act for or bind the Company in any way.  Notwithstanding the foregoing, the Members shall have all the rights and powers specifically set forth in this Agreement and as required in the Act.

6.2          Voting Rights of Members.  No Member has any voting right except with respect to those matters specifically reserved for a Member vote that are set forth in this Agreement and as required in the Act.  Without limitation of Sections 6.13 and 14.8, the Members agree and acknowledge that no Series B Preferred Member, Series A2 Preferred Member or Series C Preferred Member, in its capacity as such, has any voting or other approval rights hereunder.

6.3          Meetings of the Series A1 Preferred Members.

(a)           Meetings of the Series A1 Preferred Members may be called by any Series A1 Preferred Member.  The call shall state the location of such meeting and the nature of the business to be transacted.  Notice of any such meeting shall be given to all Series A1 Preferred Members by nationally recognized overnight courier, telephone, facsimile or electronic mail (in each case, notice shall be given not less than seven Business Days nor more than 30 Business Days prior to the date of such meeting).  Each such notice shall state (i) the time, date, place or other means of conducting such meeting, and (ii) the purpose of such meeting to be so held.  No actions other than those specified in the notice may be considered at any such meeting unless unanimously approved by all Series A1 Preferred Members.  Any Series A1 Preferred Member may waive notice of any meeting in writing before, at, or after such meeting.  The attendance of a Series A1 Preferred Member at a meeting shall constitute presence in person at such meeting and a waiver of notice of such meeting, except when a Series A1 Preferred Member attends a meeting for the express purpose of objecting to the transaction of any business because such meeting was not properly called.

(b)           Any action required to be taken at a meeting of the Series A1 Preferred Members, or any action that may be taken at a meeting of the Series A1 Preferred Members, may be taken at a meeting held by means of telephone conference, video conference, or other communications equipment by means of which all Persons participating in the meeting can hear and respond to each other.  Participation in such a meeting shall constitute presence in person at such meeting, except when a Series A1 Preferred Member participates in such a meeting for the express purpose of objecting to the transaction of any business because such meeting was not properly called.

(c)           Notwithstanding this Section 6.3, the Series A1 Preferred Members may take without a meeting any action that may be taken by the Series A1 Preferred Members under this Agreement if such action is approved by written consent by the requisite Series A1 Preferred Members; provided, that, written notice of such action shall be provided to each Series A1 Preferred Member not executing such written consent at least five Business Days prior to the effective date of such action.  Such written consent shall have the same force and effect, as of the date stated therein, as a vote of the Series A1 Preferred Members and may be stated as such in any document or instrument filed with the Secretary of State of the State of Nevada, or in any certificate or other document delivered to any Person.  The original, signed written consent shall be placed in the minute books of the Company.

(d)           Unless otherwise specified in this Agreement, a unanimous vote of the Series A1 Preferred Members shall be required to constitute the act of the Series A1 Preferred Members.

(e)           For the purpose of determining the Series A1 Preferred Members entitled to vote on, or to vote at, any meeting of the Preferred Members or any adjournment thereof, the Series A1 Preferred Member requesting such meeting may fix, in advance, a date as the record date for any such determination.  Such date shall not be less than ten Business Days nor more than 30 Business Days prior to the date of the meeting.  The record date for determining Series A1 Preferred Members entitled to take action without a meeting pursuant to Section 6.3(c) above shall be the date the first Series A1 Preferred Member executes a written consent.  A photocopy, facsimile or similar reproduction of a written consent signed by a Series A1 Preferred Member shall be regarded as signed by such Series A1 Preferred Member for the purposes of this Section 6.3(e).

(f)            Each Series A1 Preferred Member may authorize any Person or Persons previously licensed or found suitable to hold or vote Series A1 Preferred Units to act for it by proxy on all matters in which a Series A1 Preferred Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Series A1 Preferred Member or such Series A1 Preferred Member’s attorney-in-fact.  No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy.  Every proxy, other than an irrevocable proxy, shall be revocable at the pleasure of the Series A1 Preferred Member executing it by a writing delivered to the Company and executed by such Series A1 Preferred Member stating that the proxy is revoked, by a subsequent proxy executed by such Series A1 Preferred Member, or as to any meeting of the Series A1 Preferred Members or Series A1 Members by attendance at such meeting and voting in person by such Series A1 Preferred Member.

(g)           The Company shall provide prompt notice to the Series A2 Preferred Members of any Company action taken by the Series A1 Preferred Members.

6.4          Withdrawal.  Except as otherwise provided in ARTICLE IV above and ARTICLE XIII below, no Member shall demand or receive a return on or of such Member’s Capital Contributions or withdraw from the Company without the consent of all Members.  Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash, except as may be specifically provided herein.

6.5          Member Compensation.  No Member shall be entitled to receive any interest, salary, fee or draw with respect to its Capital Contributions or its Capital Account or for services rendered to or on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

6.6          Members Liability; Duties.

(a)           No Member shall be liable under a judgment, decree or order of a court, or in any other manner, for the Debt or any other obligation or liability of the Company.  A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after required Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company.  No Manager shall have any personal liability for the repayment of any Capital Contributions of any Member.

(b)           A Member shall not have any duties, fiduciary or otherwise, to the Company or the other Member, other than the contractual obligations of such Member set forth herein.

6.7          Partition.  While the Company remains in effect or is continued, each Member agrees and waives such Member’s rights to have any Property of the Company partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Property of the Company partitioned, and each Member, on behalf of such Member and such Member’s successors and assigns, hereby waives any such right.

6.8          Transactions between a Member and the Company.  Except as otherwise provided by applicable law and subject to the other provisions of this Agreement, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a Person or entity who is not a Member.  A Member, any Affiliate thereof or an equityholder, director, manager, general partner, officer, employee, agent or representative of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company.  The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the Business or otherwise affect the limited liability of the Member.

6.9          Other Instruments.  Each Member hereby agrees to execute and deliver to the Company within five Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Management Committee deems reasonably necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

6.10        Preemptive Right.

(a)           If the Company proposes to issue new Units (an “Additional Issuance”) after the Effective Date (including any options, warrants, convertible securities or other securities or instruments with rights to convert into, exchange for or otherwise acquire Units) (“New Units”) to any Person (the “New Unit Purchaser”), other than an issuance pursuant to Section 2.5 or pursuant to an equity participation plan as contemplated by Section 2.6, then the Company shall provide written notice to each Preferred Member of such proposed issuance, setting forth the material terms and conditions of the issuance, including the proposed purchase price per New Unit.

(b)           Each Preferred Member (other than a Series C Preferred Member in its capacity as such) shall have the right (the “Preemptive Right”) to purchase, at its election and subject to obtaining all necessary Gaming Approvals, up to a Pro Rata Portion of the New Units proposed to be issued in connection with the Additional Issuance on the same terms and conditions, including the same per New Unit price, that are offered to the New Unit Purchaser in accordance with the provisions of this Section 6.10 by delivering to the Company an irrevocable written notice of its election to exercise its Preemptive Right no later than five (5) Business Days after the date of the Company’s notice, setting forth the number of such New Units, not to exceed its Pro Rata Portion, for which such right is exercised.

(c)           Each Preferred Member exercising its Preemptive Right shall deliver the aggregate consideration for the New Units it has elected to purchase at the same time and upon the same terms and conditions as the New Unit Purchaser and any other exercising Preferred Member.

(d)           If any Preferred Member does not timely elect to exercise its Preemptive Right with respect to New Units which the Company proposes to issue pursuant to this Section 6.10, such Preferred Member shall be deemed to have irrevocably waived any and all rights under this Section 6.10 with respect to the purchase of such New Units (but not with respect to future issuances of New Units in accordance with this Section 6.10).

6.11        Drag-Along Rights and Tag-Along Rights.  From and after the Conversion Date (the “Drag/Tag Effective Date”), the Series A1 Preferred Members, the Series A2 Preferred Members and the Series B Preferred Members shall hold drag-along and tag-along rights in accordance with the provisions of this Section 6.11:

(a)           Drag-Along Rights.

(i)            If the Series A1 Preferred Members propose to Transfer Series A1 Preferred Units representing 25% or more of the aggregate outstanding Series A1 Preferred Units, on an arm’s-length basis (which shall not include Transfers made pursuant to ARTICLE XII), to an unaffiliated third party (an “Unaffiliated Purchaser”) in a transaction (including an Auction or other sale conducted pursuant to Section 11.4) to be consummated on or after the Drag/Tag Effective Date (a “Drag-Along Sale”), the transferring Series A1 Preferred Members shall have the right to require, in their sole discretion, that any Series A2 Preferred Member or any Series B Preferred Member also Transfer up to all of the Series A2 Preferred Units or Series B Preferred Units held by such Series A2 Preferred Member or Series B Preferred Member to the Unaffiliated Purchaser, with the specific percentage of the Preferred Units to be Transferred by such Preferred Member to such Unaffiliated Purchaser to be equal to the percentage of Series A1 Preferred Units held by the Series A1 Preferred Members that are to be included in the Drag-Along Sale in accordance with the provisions of this Section 6.11(a).  Each Series A2 Preferred Member or Series B Preferred Member that shall be required to participate in a Drag-Along Sale shall be referred to herein as a “Drag-Along Participant.”

(ii)           If the Drag-Along Sale is structured as a merger or consolidation, each Drag-Along Participant shall (to the extent applicable) vote for, consent to and raise no objection to such Drag-Along Sale, and shall waive any dissenters’ rights, appraisal rights or similar rights they may have in connection with such merger or consolidation.  Each Drag-Along Participant shall take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale as reasonably requested by the transferring Series A1 Preferred Members.

(iii)          In connection with any Drag-Along Sale, each Drag-Along Participant shall have the right to Transfer its percentage of Series A2 Preferred Units or Series B Preferred Units on the same general terms and conditions as the transferring Series A1 Preferred Members; provided, however, that, (A) if the Drag-Along Participant is a Series A2 Preferred Member, such Drag-Along Participant shall receive from the proceeds of the Drag-Along Sale consideration per Series A2 Preferred Unit (subject to adjustment for splits, combinations, recapitalizations, reclassifications or other similar transactions) held by such Drag-Along Participant equal to the consideration per Series A1 Preferred Unit (subject to adjustment for splits, combinations, recapitalizations, reclassifications or other similar transactions) received by the transferring Series A1 Preferred Members, and (B) if the Drag-Along Participant is a Series B Preferred Member, such Drag-Along Participant shall receive from the proceeds of the Drag-Along Sale consideration equal to the Preferred B Amount as of the consummation of such Drag-Along Sale with respect to the number of Series B Preferred Units being Transferred by such Drag-Along Participant in such Drag-Along Sale.

(iv)          If any Series A1 Preferred Member intends to require any Series A2 Preferred Member or Series B Preferred Member to participate in a Drag-Along Sale, such transferring Series A1 Preferred Member shall, not less than thirty (30) days prior to the proposed Drag-Along Sale, notify such Series A2 Preferred Member or such Series B Preferred Member, and the Company, in writing of such proposed Drag-Along Sale.  Such notice (the “Drag Along Transfer Notice”) shall set forth: (a) a statement that the Series A1 Preferred Members intend to transfer Series A1 Preferred Units representing 25% or more of the aggregate outstanding Series A1 Preferred Units of the Company in the proposed Drag-Along Sale and that such notice is being provided pursuant to Section 6.11(a)(iv) of this Agreement; (b) the identity of the Unaffiliated Purchaser; (c) the proposed date of the proposed Drag-Along Sale; and (d) the proposed amount and form of consideration and terms and conditions of payment offered by the Unaffiliated Purchaser.

(b)           Tag-Along Rights.

(i)            If the Series A1 Preferred Members propose to Transfer Series A1 Preferred Units representing 25% or more of the aggregate outstanding Series A1 Preferred Units, on an arm’s-length basis (which shall not include Transfers made pursuant to ARTICLE XII), to an Unaffiliated Purchaser in a transaction (including an Auction or other sale conducted pursuant to Section 11.4) to be consummated on or after the Drag/Tag Effective Date (a “Tag-Along Sale”), the transferring Series A1 Preferred Members and the Unaffiliated Purchaser shall be required to offer (a “Tag-Along Offer”) to each Series A2 Preferred Member and each Series B Preferred Member the opportunity to participate in such Tag-Along Sale by Transferring to the Unaffiliated Purchaser a portion of the Series A2 Preferred Units or Series B

Preferred Units held by such Series A2 Preferred Member or Series B Preferred Member equal to the percentage of Series A1 Preferred Units held by the Series A1 Preferred Members that are to be included in such Tag-Along Sale in accordance with the provisions of this Section 6.11(b).  Each Series A2 Preferred Member or Series B Preferred Member that elects to participate in a Tag-Along Sale shall be referred to herein as a “Tag-Along Participant.”

(ii)           If the Tag-Along Sale is structured as a merger or consolidation, each Tag-Along Participant shall (to the extent applicable) vote for, consent to and raise no objection to such Tag-Along Sale, and shall waive any dissenters’ rights, appraisal rights or similar rights they may have in connection with such merger or consolidation.  Each Tag-Along Participant shall take all necessary or desirable actions in connection with the consummation of the Tag-Along Sale as reasonably requested by the transferring Series A1 Preferred Members.

(iii)          In connection with any Tag-Along Sale, each Tag-Along Participant shall have the right to Transfer its percentage of Series A2 Preferred Units or Series B Preferred Units on the same general terms and conditions as the transferring Series A1 Preferred Members; provided, however, that, (A) if the Tag-Along Participant is a Series A2 Preferred Member, such Tag-Along Participant shall receive from the proceeds of the Tag-Along Sale consideration per Series A2 Preferred Unit (subject to adjustment for splits, combinations, recapitalizations, reclassifications or other similar transactions) held by such Tag-Along Participant equal to the consideration per Series A1 Preferred Unit (subject to adjustment for splits, combinations, recapitalizations, reclassifications or other similar transactions) received by the transferring Series A1 Preferred Members, and (B) if the Tag-Along Participant is a Series B Preferred Member, such Tag-Along Participant shall receive from the proceeds of the Tag-Along Sale consideration equal to the Preferred B Amount as of the consummation of such Tag-Along Sale with respect to the number of Series B Preferred Units being Transferred by such Tag-Along Participant in such Tag-Along Sale.

(iv)          If any Series A1 Preferred Member proposes to initiate a Tag-Along Sale, such transferring Series A1 Preferred Member shall, not less than thirty (30) days prior to the date of such proposed Tag-Along Sale, notify each Series A2 Preferred Member, each Series B Preferred Member and the Company in writing of such proposed Tag-Along Sale.  Such notice (the “Tag-Along Transfer Notice”) shall set forth: (a) a statement that the transferring Series A1 Preferred Members intend to transfer Series A1 Preferred Units representing 25% or more of the issued and outstanding Series A1 Preferred Shares of the Company in the proposed Tag-Along Sale and that such notice is being provided pursuant to Section 6.11(b)(iv) of this Agreement; (b) the identity of the Unaffiliated Purchaser, (c) the proposed date of the Tag-Along Sale; and (d) the proposed amount and form of consideration and terms and conditions of payment offered by the Unaffiliated Purchaser.

(v)           The Tag-Along Offer may be accepted by any Series A2 Preferred Member or Series B Preferred Member by delivery of an irrevocable written notice (the “Tag Along Exercise Notice”) to the transferring Series A1 Preferred Members within ten (10) Business Days following the date the Tag-Along Transfer Notice is given (the “Exercise Period”).  In the event the total amount of Preferred Units proposed to be transferred to the Unaffiliated Purchaser by the transferring Series A1 Preferred Members and the Tag-Along

Participants exceeds the amount of Preferred Units that the Unaffiliated Purchaser is willing to purchase, the amount of Preferred Units to be transferred by the transferring Series A1 Preferred Members and the Tag-Along Participants shall be reduced proportionately.  If a Tag Along Exercise Notice is not received by the transferring Series A1 Preferred Members prior to the expiration of the Exercise Period, then the transferring Series A1 Preferred Members shall have the right to effect the Tag-Along Sale substantially as set forth in the Tag Along Transfer Notice without any participation by any non-exercising Series A2 Preferred Member or Series B Preferred Member.

(c)           Cooperation, Representations, Warranties and Indemnification Obligations.  Subject to the proviso in the immediately succeeding sentence, in connection with a Drag-Along Sale or Tag-Along Sale, each Drag-Along Participant or Tag-Along Participant, as applicable, shall cooperate in good faith with the transferring Series A1 Preferred Members and shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate such Drag-Along Sale or Tag-Along Sale and any related transactions (including any financing transaction in connection therewith), including by (i) executing, acknowledging, and delivering consents, assignments and other documents or instruments, (ii) furnishing information and copies of documents, (iii) filing applications, reports, returns, and other documents or instruments with government authorities and (iv) otherwise cooperating with the transferring Series A1 Preferred Members and the Unaffiliated Purchaser.  Each Drag-Along Participant and Tag-Along Participant shall execute and deliver such agreements as may be reasonably requested by the Unaffiliated Purchaser to which the transferring Series A1 Preferred Members shall also be a party, including an agreement by such Drag-Along Participant or Tag-Along Participant to (x) make individual representations as to such Drag-Along Participant’s or Tag-Along Participant’s unencumbered title to his or her Preferred Units and authority to transfer such Preferred Units to the Unaffiliated Purchaser and (y) be liable in respect of representations, warranties, covenants and indemnities to the extent such representations, warranties, covenants, and indemnities are also made by the transferring Series A1 Preferred Members; provided, that, a Drag-Along Participant and Tag-Along Participant (A) shall not be required to make any representations or warranties with respect to the Company’s operations or business, (B) shall not be required to divest any assets (other than the Preferred Units to be Transferred), (C) shall not be required to agree to any noncompetition or like limitations on business activities or be prohibited from investing in any Person, and (D) shall not be required to indemnify the Unaffiliated Purchaser for losses arising from its breaches of representations or warranties in excess of the gross proceeds received by such Drag-Along Participant or Tag-Along Participant, as the case may be.

6.12        Piggyback Registration Rights.  If the Company intends at any time to file a Registration Statement under the Securities Act with respect to any offering of its equity securities for its own account or for the account of any other Person (other than (a) a registration incidental to an issuance of debt securities under Rule 144A, (b) a registration on Form S-4 or S-8 or any successor form to such Forms, or (c) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, a dividend reinvestment plan, or a merger or consolidation), then the Company and the Series A Preferred Members shall, in good faith, negotiate and execute a registration rights agreement granting to the Series A Preferred Members customary piggyback registration rights; provided, that, such registration rights agreement shall include customary lock-up requirements, customary cutbacks and blackouts, and such other customary terms and conditions which shall apply in all material respects to the Series A Preferred Members on a non-discriminatory basis; provided, further, that, the Company shall bear all fees and expenses in connection with any such registrations (other than underwriting discounts and commissions and transfer taxes, if any, which shall be borne by the Series A Preferred Members participating therein).

6.13        Ranking.

(a)           Series B Preferred Units.

(i)            Other than the issuance of Series C Preferred Units as contemplated by the Series C Purchase Agreement and this Agreement (including, without limitation, Section 2.5(b)) and New Preferred Units in accordance with Section 2.5(b)(iii)(B), the Company shall not, at any time prior to the Conversion Date, issue any Units that are entitled to the receipt of amounts distributable upon the liquidation, dissolution and winding up of the Company in preference or priority to the Series B Preferred Units without the prior written consent of Series B Preferred Member(s) holding a majority of the issued Series B Preferred Units.

(ii)           With respect to any Units outstanding on the Second A&R Effective Date (or any securities of the Company issued or issuable in respect thereof) that rank junior to the Series B Preferred Units as to distribution of assets upon the liquidation, dissolution and winding up of the Company, the Company shall not, at any time prior to the Conversion Date, amend the rights and preferences of any such outstanding Units (or issue any new securities of the Company in respect thereof) such that any such Units would be entitled to the receipt of amounts distributable upon the liquidation, dissolution and winding up of the Company in preference or priority to, or on parity with, the Series B Preferred Units without the prior written consent of Series B Preferred Member(s) holding a majority of the issued Series B Preferred Units.

(b)           Series C Preferred Units.

(i)            Without limitation of the consent rights of the Series B Preferred Member(s) prior the Conversion Date under Section 6.13(a)(i), other than the issuance of New Preferred Units in accordance with Section 2.5(b)(iii)(B), the Company shall not issue any Units that are entitled to the receipt of amounts distributable by the Company in preference or priority to the Series C Preferred Units without the prior written consent of (i) Series C Preferred Member(s) holding a majority of the issued Series C Preferred Units and (ii) in the event that a Conversion by the Series B Preferred Members has occurred, the Series A2 Preferred Members, in each case, such consent not to be unreasonably withheld.

(ii)           Without limitation of the consent rights of the Series B Preferred Member(s) prior the Conversion Date under Section 6.13(a)(ii), with respect to any Units outstanding on the Effective Date (or any securities of the Company issued or issuable in respect thereof), the Company shall not amend the rights and preferences of any such outstanding Units (or issue any new securities of the Company in respect thereof) such that any such Units would be entitled to the receipt of amounts distributable by the Company in preference or priority to, or on parity with, the Series C Preferred Units without the prior written consent of (i) Series C Preferred Member(s) holding a majority of the issued Series C Preferred Units and (ii) in the event that a Conversion by the Series B Preferred Members has occurred, the Series A2 Preferred Members, in each case, such consent not to be unreasonably withheld.

ARTICLE VII
[INTENTIONALLY OMITTED]

ARTICLE VIII
INDEMNIFICATION AND REIMBURSEMENT

8.1          Indemnification.

(a)           Each Member shall indemnify, hold harmless and pay all judgments and claims against the Company and each other Member and such Member’s Affiliates relating to any liability or damage incurred from any third-party claims as a result of such indemnifying Member’s fraud, bad faith or knowing violation of law, including reasonable attorneys’ fees incurred in connection therewith (and shall advance expenses in connection therewith.

(b)           Except to the extent a Member is liable for indemnity under Section 8.1(a) above, the Company does hereby indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), except an action by or in the right of the Company, by reason of the fact that he, she or it is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, subject to the provisions of Section 8.1(e) below, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with the action, suit or proceeding if he, she or it acted in good faith and in a manner that he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Person did not act in good faith and in a manner that he, she or it reasonably believed to be in or not opposed to the best interest of the Company, or that, with respect to any criminal action or proceeding, he, she or it had reasonable cause to believe that his, her or its conduct was unlawful.

(c)           Except to the extent such Member is liable for indemnity under Section 8.1(a) above, the Company does hereby indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Member, Manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, subject to the provisions of Section 8.1(e) below, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him, her or it in connection with the defense or settlement of the actions or suit if he, she or it acted in good faith and in a manner that he, she or it reasonably believed to be in or not opposed to the best interests of the Company.  Indemnification may not be made for any claim, issue or matter as to which such a Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(d)           To the extent that a Member, Manager, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 8.1(b) or 8.1(c) above, or in defense of any claim, issue or matter therein, the Company does hereby indemnify such Person against expenses, subject to the provisions of Section 8.1(e) below, including attorneys’ fees, actually and reasonably incurred by him, her or it in connection with the defense.

(e)           Any indemnification under Section 8.1(b) or 8.1(c) above, unless ordered by a court or advanced pursuant to Section 8.1(f) below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, Manager, officer, employee or agent is proper in the circumstances.  The determination must be made:  (i) by vote of the Management Committee, excluding any Manager who is a party to the act, suit or proceeding, or (ii) if the vote of the Management Committee cannot be obtained, by independent legal counsel in a written opinion.

(f)            The expenses of a Member or Manager incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member or Manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by the Company.  The provisions of this Section 8.1(f) do not affect any rights to advancement of expenses to which personnel other than Members or Managers may be entitled under any contract or otherwise by law.

(g)           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Section 8.1 continues for a Person who has ceased to be a Member, Manager, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such Person, and does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under the Articles of Organization or any operating agreement, vote of Members or disinterested Manager, if any, or otherwise, for an action in his, her or its official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 8.1(c) above, or for the advancement of expenses made pursuant to Section 8.1(f) above, may not be made to or on behalf of any Member of Manager if a final adjudication establishes that his, her or its acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(h)           Notwithstanding any provision of this Section 8.1, no indemnity under this Section 8.1 shall extend to any claim related to, or any losses or damages resulting from, an action, suit or proceeding between or among Members or their respective managers, directors or officers.

(i)            In each instance in which indemnity is claimed hereunder, the party claiming indemnity (the “Indemnitee”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnitor”) of any claim, suit, action or proceeding in respect of which indemnity is claimed, together with photocopies of any and all letters, pleadings or other documents in the Indemnitee’s possession which are alleged to form the material basis of any such claim or action; provided, that, the failure to provide such notice in a timely fashion shall not affect the Indemnitor’s obligations hereunder except and only to the extent that any delay in providing such notice results in actual prejudice to the Indemnitor.  In any case, the Indemnitee shall cooperate with the Indemnitor in the defense of any such claim or action to the extent that the Indemnitor and Indemnitee are not adverse parties or have adverse interests therein.  The Indemnitor shall have the right to control the defense of any such claim or action by counsel reasonably acceptable to the Indemnitee, at the Indemnitor’s sole cost and expense.  The Indemnitee shall have the right to observe any legal proceedings relating to any such claim or action and to retain its own counsel, it being understood that the fees and expenses of the Indemnitee’s counsel shall be paid by the Indemnitee (unless (i) the defendants in any such claim or action include both the Indemnitor and the Indemnitee and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor or (ii) the Indemnitor fails promptly to assume the defense and retain counsel reasonably satisfactory to the Indemnitee, in which cases such fees and expenses shall be paid by the Indemnitor).  The Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened claim, suit, action or proceeding, and the Indemnitee shall not, without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened claim, suit, action or proceeding.

8.2          General Reimbursements.  The Company shall reimburse the Series A1 Preferred Members and Managers for out-of-pocket expenses incurred and paid by any of them as authorized by the Company in the conduct of the Business, including telephone expenses, travel expenses incurred in connection with meetings, and any other out-of-pocket expenditures as may reasonably be attributable to the Company.  Such reimbursed expenses shall not include any expenses incurred in connection with an exercise of rights as a Member or Manager apart from the authorized conduct of the Business.  In case of a dispute between the Company and a Series A1 Preferred Member or Manager with respect to reimbursement of out-of-pocket expenses, the reasonable determination by the Management Committee of which expenses may be allocated to and reimbursed as a result of the Company’s activities or the Business and the amount of such reimbursement shall be conclusive.  Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss or capital of the Company.  No Manager shall be entitled to receive any salary or other compensation for services rendered to or on behalf of the Company, or otherwise, in his capacity as a Manager.

8.3          Gaming Development Reimbursements.  Subject to applicable limitations under the Debt Documents of the Company, the Company shall reimburse a Series A1 Preferred Member and its Affiliates for reasonable out-of-pocket development expenses incurred by such Series A1 Preferred Member and its Affiliates in connection with the development of gaming opportunities for the Company upon such Series A1 Preferred Member providing to the Company reasonable evidence of such expenses; provided, that, the Company shall not make reimbursements under this Section 8.3(a) not otherwise authorized by the Management Committee (whether by budget or otherwise) in excess of $250,000 per Fiscal Year (except the first Fiscal Year, with respect to which such $250,000 amount shall be pro rated by the number of full months remaining in such first Fiscal Year).

ARTICLE IX
REPRESENTATIONS AND WARRANTIES

9.1          In General.  Each Person admitted as a Member of the Company after the Effective Date shall as of the date of such admission make each of the representations and warranties set forth in Section 9.2 below, and such representations and warranties shall survive the date that they are made.  The covenants, obligations and agreements of the parties set forth in this Agreement shall survive until performed.  The right to indemnification, payment of damages or other remedy based on any representation, warranty, covenant, obligation or agreement made herein will not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, obligation or agreement.

9.2          Representations and Warranties by Members.  Each Person admitted as a Member of the Company after the Effective Date hereby represents and warrants to the Company and the other Members that, as of the date such Member is admitted as a member of the Company:

(a)           Due Incorporation or Formation.  Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, and has requisite corporate, partnership or company power and authority to own, operate or lease its assets and properties and to carry out its business as such is presently conducted.  Such Member is duly licensed or qualified to do business and is in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

(b)           Authority.  Such Member has the requisite corporate, partnership or company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by such Member of this Agreement, and the performance by such Member of its obligations hereunder, have been duly and validly authorized by all necessary corporate, partnership or company action on the part of such Member, and no other corporate, partnership or company action on the part of such Member is necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Member, and constitutes its legal, valid and binding obligation, enforceable against such Member in accordance with its terms, subject (as to enforceability) to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(c)           No Conflict; No Default.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) conflict with, result in a violation or breach of, or constitute a default under (whether with notice or lapse of time or both), any of the terms, conditions or provisions of the memorandum of association, articles of incorporation, bylaws or other applicable governing documents of such Member, or of any material agreement or instrument to which such Member, or by which any of its assets or properties, is bound; (ii) conflict with, result in a violation or breach of, or constitute a default under (whether with notice or lapse of time or both), any of the terms, conditions, or provisions of, or require any filing, consent or similar action under, any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its assets or properties, (iii) conflict with, result in a violation or breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights (including rights of termination, cancellation or modification) under, or require any consent, authorization, approval or action under, any indenture, mortgage, lease agreement or instrument to which such Member, or by which any of its assets or properties, is bound, or (iv) result in the creation or imposition of any Encumbrance upon any of the assets or properties of such Member.

(d)           Consents.  Any registration, declaration, qualification, designation, declaration or filing with, or consent, approval, order, waiver, license, permit or other authorization by, any court, arbitrator, agency or governmental or regulatory authority, domestic or foreign, or any third party, that is required in connection with the valid execution, delivery, acceptance and performance of this Agreement by such Member, or the consummation by such Member of the transactions contemplated hereby, has been completed, made or obtained on or before, and are effective as of, the date such Member is admitted as a member of the Company.

(e)           Litigation.  There are no claims, actions, suits, orders, proceedings or investigations pending or, to the knowledge of such Member, threatened against, relating to or affecting such Member or any of its assets, properties or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, which if adversely determined would (or, in the case of an investigation, could lead to any claim, action, suit, order or proceedings which if adversely determined would) reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(f)            Investment Representations.

(i)            Preexisting Relationship or Experience.  By reason of its business or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Units and of protecting its own interests in connection with this investment.

(ii)           No Advertising.  Such Member has not seen, received, been presented with or been solicited by, any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Units.

(iii)          Investment Intent.  Such Member is acquiring the Units for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of such Units.

(iv)          Economic Risk.  Such Member acknowledges that an investment in the Units is a speculative investment which involves a substantial degree of risk of loss by it of its entire investment in the Company, and such Member is financially able to bear the economic risk of such investment, including the total loss thereof.

(v)           Tax Consequences.  Such Member acknowledges that the tax consequences to it of investing in the Company will depend on its particular circumstances, and it will look solely to, and rely upon, its own advisers with respect to the tax consequences of its investment in the Units.

(vi)          No Registration of Units.  Such Member acknowledges that the Units have not been registered under the Securities Act or any other applicable blue sky laws in reliance, in part, on its representations, warranties and agreements herein.

(vii)         Restrictions on Transferability.  Such Member understands that the Units are “restricted securities” under the Securities Act in that the Units will be acquired from the Company in a transaction not involving a public offering, and that the Units may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Units must be held indefinitely.  Such Member acknowledges that there will be substantial restrictions on the transferability of its Units pursuant to this Agreement, that there is no public market for such Units and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company.

(viii)        No Disposition in Violation of Law.  Without limiting the representations set forth above, such Member will not make any disposition of all or any part of the Units which will result in the violation by it or by the Company of the Securities Act, any other applicable securities laws or this Agreement.

(ix)          Legends.  Such Member understands that the certificates, if any, evidencing the Units shall bear such legends as are required by the Gaming Authorities and may bear the following legend (and any legend required by applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THE THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF CANNERY CASINO RESORTS, LLC, EFFECTIVE AS OF MARCH 3, 2010, AS IT MAY BE AMENDED.”

9.3          Indemnification.  Each Member shall indemnify, defend and hold harmless the Company, each and every Manager, each and every other Member, and their respective Affiliates, equityholders, members, partners, directors, managers, general partners, officers, employees, agents and representatives from and against, and to promptly pay such party or reimburse such party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, claims, suits, actions or causes of action, demands, deficiencies, losses, settlements, assessments, awards, judgments, interest, fines, penalties, damages (including incidental, consequential, actual and punitive damages), and costs and expenses (including reasonable attorneys’ fees and other reasonable costs and expenses of investigating or contesting any of the foregoing) sustained or incurred by such party relating to, resulting from, arising out of or otherwise by virtue of any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by such Member in this Agreement.  The procedures for indemnity claims under this Section 9.3 shall be the same as the procedures set forth in Section 8.1(i) above, mutatis mutandis.

ARTICLE X
ACCOUNTING, BOOKS AND RECORDS

10.1        Accounting, Books And Records.

(a)           The Company shall keep on site at its principal place of business each of the following:

(i)            separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement;

(ii)           copies of each periodic report delivered to Members in accordance with Section 10.2(c) below for the three most recent years;

(iii)          a current list of the full name and last known business, residence, mailing address, telephone number and electronic mail address of each Member and Manager, both past and present;

(iv)          a copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(v)           copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(vi)          copies of this Agreement and all amendments thereto; and

(vii)         copies of any written consents of the Managers or Members taken without a meeting.

(b)           The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.

10.2        Accounting Statements; Periodic Reports.

(a)           In General.  The Company shall keep adequate and accurate books and records reflecting, in accordance with GAAP, consistently applied, all business transactions arising out of or connected with the conduct of the Company.

(b)           Audits.  Any Series A1 Preferred Member or its designated representative has the right to have reasonable access to and inspect and copy the contents of the books and records of the Company, including the books and records specified in Section 10.2(a) above; provided, that, such access shall be (i) at the Company’s principal place of business, (ii) during its normal business hours, (iii) provided in a manner reasonably intended to avoid any interruption to the Business or operations of the Company, and (iv) subject to any reasonable rules and guidelines established by the Management Committee.

(c)           Periodic Reports.  The Company shall cause to be delivered to each Member the following periodic reports, each prepared in accordance with GAAP:

(i)            within 30 days following the end of each calendar month, a balance sheet and statement of cash flow for the Company as of the end of such month (including all supporting schedules and documentation) and an income statement for the Company for such month and for the completed portion of the then-current Fiscal Year;

(ii)           within 25 days following the end of each Fiscal Quarter, a balance sheet and statement of cash flow for the Company as of the end of such Fiscal Quarter and an income statement for the Company for such Fiscal Quarter and for the completed portion of the then-current Fiscal Year;

(iii)          within 50 days following the end of each Fiscal Year, an audited balance sheet and statement of cash flow for the Company as of the end of such Fiscal Year and an audited income statement for the Company for such Fiscal Year; and

(iv)          such other periodic reports and financial statements for the Company as are required by any Upper Tier Holder of any Member to comply with periodic reporting requirements under federal or state securities law.

(d)           Other Reports.  The Company shall cause to be delivered to each Member such additional periodic reports and financial statements for the Company as may be reasonably requested from time to time by a Member.

10.3        Series B Preferred Members’ Consultation Right.

(a)           Each Series B Preferred Member shall designate one individual to serve as its representative (the “Series B Representative”) with respect to the Company.  Each Series B Preferred Member may change designation of its Series B Representative at any time upon written notice to the Company.  Crown’s initial Series B Representative shall be Rowen Craigie.

(b)           The Managers and officers of the Company shall from time to time at their convenience (but not more often than quarterly) consult with each Series B Representative and discuss the business and affairs of the Company.  Any recommendations provided by a Series B Representative shall not obligate the Company to act in accordance therewith but shall be advisory only.

10.4        Tax Matters.

(a)           Tax Returns.  Except to the extent expressly set forth in this Agreement, all elections and decisions required or permitted to be made by the Company under any applicable tax law and all other matters relating to taxes or the maintenance of Capital Accounts in order to comply with Section 704(b) of the Code shall be made by the Management Committee; provided, that, any change in the manner of maintaining Capital Accounts shall not materially alter the economic arrangement among the Members.  The Company shall prepare all necessary tax returns and shall furnish each Series A1 Preferred Member with a copy of the proposed federal income tax return for review and comment.  Each such Member shall have at least 15 days (but no more than 30 days) to provide comments to the Company on such proposed tax return, at the end of which time, such federal tax return, as amended to take into account any changes reasonably requested by a Series A1 Preferred Member, shall be timely filed.  Each Member shall furnish the Company all pertinent information in its possession relating to Company operations that the Company requests to prepare and file its income tax returns.

(b)           Tax Matters Member.        AcquisitionCo is hereby designated as the initial tax matters partner for the Company within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”); provided, however, (i) in exercising its authority as Tax Matters

Member, the Tax Matters Member shall be limited by the provisions of this Agreement affecting tax aspects of the Company; (ii) the Management Committee shall direct the Tax Matters Member regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Company before filing such request, it being understood, however, that the provisions hereof will not be construed to limit the ability of any Member to file an administrative adjustment request on its own behalf pursuant to Code Section 6227(a) of the Code; (iii) the Management Committee shall direct the Tax Matters Member regarding the entrance into any settlement agreement with the Internal Revenue Service that purports to bind Members other than the Tax Matters Member, the extension of the statute of limitations with respect to the Company, the filing of a petition for judicial review of an administrative adjustment request under Code Section 6228, or a petition for judicial review of a final partnership administrative judgment under Code Section 6226 relating to the Company before filing such petition; (iv) the Tax Matters Member shall give prompt notice to the Management Committee, the Series B Preferred Member and the Series C Preferred Member of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine the Company income tax returns for any year, the receipt of written notice of the beginning of an administrative proceeding at the Company level relating to the Company under Code Section 6223, the receipt of written notice of the final partnership administrative adjustment relating to the Company pursuant to Code Section 6223, and the receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company and (v) the Tax Matters Member shall not take any action having tax consequences more adverse to any Members than to any other Member without the prior consent of the more adversely affected Member (such consent not to be unreasonably withheld or delayed).

(c)           Tax Partnership.  Each Member acknowledges that this Agreement creates a partnership for federal and state income tax purposes (but no other), that such Member shall be treated as a partner for such purposes and hereby agrees not to elect under Code Section 761 or applicable state law to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.  No Member, Manager, agent or employee of the Company may file IRS Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for federal income tax purposes under Treas. Reg. Section 301.7701-3.  Each Member and Manager agrees to take such other action as may be reasonably necessary or required (and permitted under the terms of this Agreement) to maintain the status of the Company as a partnership for federal income tax purposes.  The Members further acknowledge and agree that all Units are intended to be treated as partnership equity for federal and state income tax purposes.

(d)           Conversion to a Corporation.  The Members acknowledge and agree that there may be one or more circumstances, including but not limited to a desire to undertake a public offering and/or the desire to comply with regulatory or licensing requirements under Gaming Laws, that would cause it to be in the best interests of the Company that the business of the Company be conducted as an association subject to U.S. federal income tax as a corporation (a “Change in Form”).  Accordingly, the Members agree that upon such a determination and approval by the Management Committee, the Management Committee, subject to any applicable Gaming Laws and upon the receipt of any necessary Gaming Approvals, shall take any and all actions necessary or desirable so that the Company may continue its business and undergo one or more Changes in Form.  The Management Committee shall effect the Change in Form in such manner as determined by the Management Committee (as provided for in this Agreement) to fairly represent the relative economic and other rights of the Members as members of the Company at the time and shall strive to minimize taxes and costs to be incurred by the Company, the Members or the resulting entity.  The Change in Form may take the form of, without limitation, a merger of the Company into another entity, a contribution of all of the interests of the Members in the Company to another entity, the filing of an election with the Internal Revenue Service to be classified as a corporation, or such other form as the Management Committee shall reasonably determine to be appropriate.  Each Member, each holder of an option issued by the Company with respect to Units, and each holder of any other security of the Company shall execute and deliver all documents, make all exchanges, and take all other actions, if any, as are reasonably requested by the Management Committee in connection with any such conversion.  Each Person who held Units, an option issued by the Company with respect to Units, or any other security of the Company immediately prior to such conversion shall receive stock, stock options or other securities, as applicable, in the successor corporation containing terms materially in accordance with the terms of such instruments, and in such amounts, in such classes (whether common, preferred or otherwise) and with such rights and privileges as reasonably determined by the Management Committee consistent with the following sentence.  The number of shares of stock in the successor corporation to which a Member shall be entitled, and the number of shares of stock subject to any stock options or other convertible securities, shall be determined by the Management Committee as if all options and other convertible securities were exercised or converted in full immediately prior to the conversion of the Company to the successor corporation, all Capital Accounts of the Members, and any Person who would have a Capital Account upon such exercise or conversion, were adjusted by way of a “book up” or “book down” in accordance with the rules set forth in the definition of Gross Asset Value, and shares in the successor corporation were allocated among the Members, and such other Persons, in proportion to their Capital Accounts following such hypothetical exercise or conversion and “book up” or “book down.”  The application of this section to options issued by the Company with respect to Units and to any other securities of the Company shall be subject to the terms and conditions contained in the governing instruments, if any, with respect thereto.

ARTICLE XI
TRANSFERS

11.1        Restrictions On Transfers.  Except as otherwise approved by the Management Committee pursuant to Section 5.6(g) above, or expressly permitted by this ARTICLE XI or ARTICLE XII below, no Member shall Transfer all or any portion of its Units (whether Preferred Units or Common Units) and no Member Unit Transfer shall be permitted with respect to any Member.

11.2        Permitted Transfers.  Subject to the other conditions and restrictions set forth in this ARTICLE XI, a Series A Preferred Member that is not an Adverse Member may at any time Transfer its Units as follows:

(a)           any Series A Preferred Member may Transfer all or any portion of its Units to any other Series A Preferred Member or any Wholly Owned Affiliate of another Series A Preferred Member;

(b)           any Series A Preferred Member may Transfer all or any portion of its Units to any Wholly Owned Affiliate of such Series A Preferred Member;

(c)           any Series A Preferred Member may pledge or grant a security interest in such Series A Preferred Member’s Units solely for the purpose of securing financing to participate in a capital call under Section 2.5(a)(ii) above; provided, that, if any event occurs that under such pledge or grant of security interest may give rise to a foreclosure on such Units, then prior to such foreclosure being realized, (i) an Adverse Act shall be deemed to have occurred with respect to such Series A Preferred Member, (ii) any and all rights or interests of the secured lender with respect to such Units shall be subordinate to (and be suspended in favor of) the rights and interests of the other Preferred Members under the Adverse Act procedures set forth in ARTICLE XII below, and (iii) the secured lender may foreclose on such Units if and only if the closing of the purchase and sale of such Units pursuant to such Adverse Act procedures are not consummated, in which case the Transfer of such Units to the secured lender shall be subject to compliance with all applicable conditions on Transfer set forth in this Agreement (including Sections 11.5 and 11.10 below) and all applicable law (including all applicable Gaming Laws); or

(d)           any Series A1 Preferred Member may Transfer its Units in accordance with Section 11.3 or 11.4 below.

11.3        Second Anniversary Trigger.  Subject to the other conditions and restrictions set forth in this ARTICLE XI, at any time following the Conversion Date, the following mechanism for the Transfer of Units may be triggered by a Series A1 Preferred Member; provided, that, the Series A1 Preferred Member triggering this mechanism (the “Triggering Member”) directly or indirectly holds in the aggregate at least 25% of the Series A1 Preferred Units:

(a)           Purchase Offer.  No Transfer may be made under this Section 11.3 unless the Triggering Member has received a bona fide written offer (the “Purchase Offer”) from an unaffiliated third party (the “Proposed Purchaser”) to purchase all of the issued and outstanding Units of the Company (or, in lieu of AcquisitionCo’s Units at AcquisitionCo’s sole and absolute discretion, all of the equity of AcquisitionCo Parent) for a purchase price (the “Proposed Price”) denominated and payable in United States dollars at closing, on terms and conditions that are customary for such a proposed purchase.  The Purchase Offer shall be signed by the Proposed Purchaser and shall be irrevocable for a period ending no sooner than the Business Day following the end of the Offer Period.  The Series A2 Preferred Units and Series B Preferred Units are subject to the drag-along rights set forth in Section 6.11.

(b)           Offer Notice.  Prior to making any Transfer that is subject to the terms of this Section 11.3, the Triggering Member shall give (i) to each Member and the Company written notice of the triggering of this Section 11.3 and (ii) to each other Series A1 Preferred Member (collectively, with the exclusion of the Series C Preferred Members, the

“Non-Triggering Members”) written notice (the “Offer Notice”) that shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell all of the Triggering Member’s Units (or, in lieu of AcquisitionCo’s Units at AcquisitionCo’s sole and absolute discretion if AcquisitionCo is the Triggering Member, all of the equity of AcquisitionCo Parent) (the “Offered Equity”) to the Non-Triggering Members for a price (the “Offer Price”) equal to the portion of the Proposed Price attributable to the Offered Equity, on the same terms and conditions as those contained in the Purchase Offer; provided, that, the Firm Offer shall be made without regard to any requirement that (A) earnest money or similar deposit be made by the Non-Triggering Members prior to closing and (B) any security (other than the Offered Equity) be provided by the Non-Triggering Members for any deferred portion of the Offer Price.  In calculating the portion of the Proposed Price attributable to the Offered Equity, (x) the Proposed Price shall be broken down by price per Preferred Unit and Common Unit based on the “Net Equity Value” methodology set forth in Section 12.3(a) below and assuming for purposes of such methodology that the “Grossed Appraised Value” is the Proposed Price, and (y) the portion of the Proposed Price attributable to all of the equity of AcquisitionCo Parent, if applicable, shall be equal to the aggregate value of the Units held by AcquisitionCo derived from the valuation methodology described in clause (x) above.

(c)           Offer Period.  The Firm Offer shall be irrevocable for a period (the “Offer Period) ending at 5:00 p.m., local time, at the Company’s principal place of business, on the 90th day following the date the Offer Notice is received by the Non-Triggering Members.

(d)           Acceptance of the Firm Offer.  At any time during the Offer Period, any Non-Triggering Member may accept the Firm Offer as to all or any portion of the Offered Equity, by giving written notice of such acceptance to the Triggering Member and each other Non-Triggering Member, which notice shall indicate the maximum amount of Offered Equity (broken down, if applicable, by Preferred Units and Common Units) that such Non-Triggering Member is willing to purchase, not to exceed all of such Offered Equity.  In the event that the Non-Triggering Members giving such written notice of such acceptance (the “Accepting Members”) in the aggregate accept the Firm Offer with respect to all of the Offered Equity, the Firm Offer shall be deemed to be accepted and each Accepting Member shall be deemed to have accepted the Firm Offer as to that portion of the Offered Equity (broken down, if applicable, to Preferred Units and Common Units) that corresponds to the ratio of the number of Preferred Units held by such Accepting Member to the aggregate number of Preferred Units held by all Accepting Members; provided, that, if any Accepting Member’s acceptance of the Firm Offer was for an amount less than its proportionate share of the Offered Equity as so determined, the portion of the Offered Equity not so committed to be purchased shall be allocated to the other Accepting Members; provided, further, that each other Accepting Member shall not be obligated to purchase in excess of the amount of Offered Equity such Accepting Member indicated a willingness to purchase in its acceptance of the Firm Offer.  If the Non-Triggering Members do not accept the Firm Offer as to all of the Offered Equity during the Offer Period, the Firm Offer shall be deemed rejected in its entirety.

(e)           Closing of Purchase Pursuant to Firm Offer.  In the event that the Firm Offer is accepted pursuant to Section 11.3(d) above, the closing of the purchase and sale of the Offered Equity shall take place within 60 days after the Firm Offer is accepted, subject to Section 12.5 below.  The Members shall execute such documents and instruments as may be reasonably necessary or appropriate to effect the purchase and sale of the Offered Equity pursuant to the terms of the Firm Offer and this ARTICLE XI.

(f)            Closing of Purchase Pursuant to Purchase Offer.  In the event that the Firm Offer is not accepted pursuant to Section 11.3(d) above, the Triggering Member may accept the Purchase Offer at any time within 60 days after the last day of the Offer Period by written notice to the Proposed Purchaser, each Member and the Company.  Following such acceptance by the Triggering Member, each Member (other than the Series C Preferred Members, which will have the rights as set forth in Section 2.3(b)(ii)) shall be required to sell their Units (or, in lieu of AcquisitionCo’s Units at AcquisitionCo’s sole and absolute discretion, all of the equity of AcquisitionCo Parent) in connection with the Purchase Offer subject, in the case of Series A2 Preferred Units or Series B Preferred Units to the obligations set forth in Section 6.11.  The closing of the purchase and sale of equity relating to the Purchase Offer shall take place within 60 days after the acceptance of the Purchase Offer, subject to Section 12.5 below.  The Company and each Member shall, and each Member shall cause each of its Affiliates to, execute such documents and instruments as may be reasonably necessary or appropriate to effect the purchase and sale of equity relating to the Purchase Offer pursuant to the terms of the Purchase Offer and this ARTICLE XI.

(g)           Closing Conditions.  Notwithstanding any other provision of this Section 11.3:

(i)            Non-Competition Agreement.  If a closing occurs pursuant to Section 11.3(e) or 11.3(f) above, and if requested by any purchaser, (A) each Series A1 Preferred Member (except in respect of the gaming operations described in Appendix D) and/or (B) each of Paulos and/or Wortman (except in respect of the gaming operations described in Appendix D) and/or (C) each manager of AcquisitionCo and/or each Upper Tier Holder of AcquisitionCo (except in respect of the gaming operations described in Appendix D) holding a Nevada gaming license, shall, at or prior to such closing, execute a non-competition agreement in favor of, and reasonably acceptable to, such purchaser and its Affiliates for a term not to exceed four years following such closing and with a geographic scope not to exceed a five-mile radius from any Company gaming property then in operation or Company gaming property or gaming opportunity in active development; and

(ii)           Non-Participation Agreement.  If a closing occurs pursuant to Section 11.3(f) above and if requested by any Non-Triggering Series A1 Preferred Member, the Triggering Member (and (A) if the Triggering Member is Millennium Gaming, each of Paulos and Wortman and (B) if the Triggering Member is AcquisitionCo, each manager of AcquisitionCo and each Upper Tier Holder of AcquisitionCo holding a Nevada gaming license), shall, at or prior to such closing, execute a non-participation agreement in favor of, and reasonably acceptable to, such Non-Triggering Member and its Affiliates that provides that for four years following such closing, it or he, as the case may be, shall not, directly or indirectly, be a partner, joint venturer, director, manager, officer, employee, consultant, agent, independent contractor, equityholder or lender of, or have any other interest in, the Company or any of its subsidiaries or the Proposed Purchaser or any of its Affiliates.

(h)           Blackout.  If a Triggering Party triggers this Section 11.3 and the closing of a Firm Offer or Purchase Offer does not take place by the deadline for closing set forth in Section 11.3(e) or 11.3(f) above, respectively, the Triggering Member may not avail itself of the Transfer mechanism under this Section 11.3 during the one-year period following the date of the Offer Notice.

11.4        Fourth Anniversary Trigger.  Subject to the other conditions and restrictions set forth in this ARTICLE XI, following the later of (i) the Conversion Date and (ii) September 22, 2010, the following mechanism for the Transfer of Units may be triggered by a Series A1 Preferred Member; provided, that, the Series A1 Preferred Member triggering this mechanism (the “Exiting Member”) directly or indirectly holds in the aggregate at least 25% of the Series A1 Preferred Units:

(a)           Negotiation Period.  An Exiting Member may trigger this Section 11.4 by providing each other Series A1 Preferred Member and the Company with written notice that it wishes to sell all of its Units (or, in lieu of AcquisitionCo’s Units at AcquisitionCo’s sole and absolute discretion if AcquisitionCo is the Exiting Member, all of the equity of AcquisitionCo Parent) (the “Exiting Equity”).  For the 90-day period following the date such notice is given (such period, as shortened or extended upon the mutual agreement of all Series A1 Preferred Members, the “Negotiation Period”), the Series A1 Preferred Members shall negotiate in good faith with respect to a transaction for the purchase and sale of all of the Exiting Equity.

(b)           Auction.  If on the last day of the Negotiation Period, the Series A1 Preferred Members have not executed definitive transaction agreements for the purchase and sale of the Exiting Equity, then the Company and each Series A1 Preferred Member shall, and each Series A1 Preferred Member shall cause each of its Affiliates to, use its or his commercially reasonable efforts in good faith to conduct an auction (the “Auction”) to sell all of the issued and outstanding Units of the Company (or, in lieu of AcquisitionCo’s Units at AcquisitionCo’s sole and absolute discretion, all of the equity of AcquisitionCo Parent) other than the Series C Preferred Units (the “Auctioned Equity”).  Within ten (10) days of the end of the Negotiation Period, each Series A1 Preferred Member shall, in writing, notify the Company and each other Series A1 Preferred Member whether such Series A1 Preferred Member, or any of such Series A1 Preferred Member’s Affiliates, intends to participate, directly or indirectly, as a bidder in the Auction (if such Series A1 Preferred Member or any of such Preferred Member’s Affiliates so intends, such Preferred Member shall be deemed a “Participating Member” and if such Preferred Member and all of such Preferred Member’s Affiliates do not so intend, such Preferred Member shall be deemed a “Non-Participating Member”).  If a Series A1 Preferred Member fails to so notify the Company and each other Series A1 Preferred Member, such Preferred Member shall be deemed to be a Participating Member.  Each Non-Participating Member and all of such Non-Participating Member’s Affiliates shall be barred from participating, directly or indirectly, as a bidder in the Auction.

(c)           Selection of Investment Bank.  The investment bank to conduct the Auction shall be selected as follows:

(i)            If Less Than All Series A1 Preferred Members Are Participating Members.  If less than all Series A1 Preferred Members are Participating Members, then the Non-Participating Members that are Series A1 Preferred Members shall use their commercially reasonable efforts in good faith to select and hire by mutual agreement, within 30 days of the end of the Negotiation Period, a nationally recognized investment bank (the “Investment Bank”) to conduct the Auction, on terms and conditions that are reasonably acceptable to each Non-Participating Member that is a Series A1 Preferred Member and subject to the prior written approval of each Participating Member, if any, such approval not to be unreasonably withheld.  If the Non-Participating Members that are Series A1 Preferred Members are unable to select and hire the Investment Bank within 30 days of the end of the Negotiation Period, then the Investment Bank shall be selected and hired by a majority of the independent Managers of the Company within 60 days of the end of the Negotiation Period.  If a majority of the independent Managers of the Company are unable to select and hire the Investment Bank within 60 days of the end of the Negotiation Period or if there are no independent Managers of the Company, then the Investment Bank shall be selected and hired by arbitration in Los Angeles, California, before a sole arbitrator.  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules & Procedures.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by any Non-Participating Member.  The arbitrator’s expenses shall be borne by the Company.

(ii)           If All Series A1 Preferred Members Are Participating Members.  If all Series A1 Preferred Members are Participating Members, then the Series A1 Preferred Members shall use their commercially reasonable efforts in good faith to select and hire by mutual agreement, within 30 days of the end of the Negotiation Period, the Investment Bank to conduct the Auction, on terms and conditions that are reasonably acceptable to each Series A1 Preferred Member.  If the Series A1 Preferred Members are unable to select and hire the Investment Bank within 30 days of the end of the Negotiation Period, then the Investment Bank shall be selected and hired by a majority of the independent Managers of the Company within 60 days of the end of the Negotiation Period.  If a majority of the independent Managers of the Company are unable to select and hire the Investment Bank within 60 days of the end of the Negotiation Period or if there are no independent Managers of the Company, then the Investment Bank shall be selected and hired by arbitration in Los Angeles, California, before a sole arbitrator.  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules & Procedures.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by any Series A1 Preferred Member.  The arbitrator’s expenses shall be borne by the Company.

(d)           Auction Process.  The Auction process shall be conducted by the Investment Bank and the Non-Participating Members that are Series A1 Preferred Members (or, if there are no Non-Participating Members that are Series A1 Preferred Members, then the independent Managers of the Company, if any).  The Company and each Member shall, and each Member shall cause each of its Affiliates to, use its or his commercially reasonable efforts in good faith to assist the Investment Bank and the Non-Participating Members that are Series A1 Preferred Members (or, if there are no Non-Participating Members, then the independent Managers of the Company, if any) in the conduct of the Auction and the consummation of a sale of all of the Auctioned Equity, including in the hiring of outside advisors (other than the

Investment Bank), the identification of potential bidders, the preparation of an information memorandum regarding the Company (including financial statements and financial projections relating thereto), the preparation of bid procedures and a bid procedures letter to be distributed to potential bidders, the assembly of a data room, the making of management presentations, the drafting, negotiation and execution of transaction documents (including the schedules, exhibits, appendices, annexes and ancillary documents thereto), the closing of the transaction (including the obtaining of applicable approvals, consents and waivers), and the equal and fair treatment of all potential bidders.  Unless the Series A1 Preferred Members otherwise mutually agree, the deadline for the receipt of bids in the Auction (the “Bid Deadline”) shall be a date that is no later than 180 days following the last day of the Negotiation Period.  If all Series A1 Preferred Members are Participating Members, then any bid involving the direct or indirect participation of any Preferred Member or any Affiliate of any Preferred Member shall be submitted by the Bid Deadline in last-and-best offer form and may not be later modified to “top” other bids.  Such restriction shall be reflected in the bid procedures letter distributed to potential bidders.

(e)           Bid Selection.  The winning bid in the Auction shall be selected as follows:

(i)            If Less Than All Series A1 Preferred Members Are Participating Members.  If less than all Series A1 Preferred Members are Participating Members, then following the Bid Deadline, the Non-Participating Members that are Series A1 Preferred Members shall use their commercially reasonable efforts in good faith to select by mutual agreement the bid that obtains the greatest aggregate value for the Members (taking into account factors such as type and amount of consideration, timing of the payment of such consideration, the amount of after-tax proceeds, closing conditions, indemnification terms and consistent treatment of Series A1 Preferred Members) and to negotiate for execution definitive transaction agreements for the sale of the Auctioned Equity with the maker of such bid; provided, that, the Non-Participating Members that are Series A1 Preferred Members may not agree to terms that disproportionately favor the Non-Participating Members over the Participating Members without the prior written approval of each Participating Member, such approval not to be unreasonably withheld.  No Participating Member or any Affiliate of a Participating Member may review any submitted bid (or any analysis relating thereto) or any draft transaction agreement, or negotiate with any bidder.

(ii)           If All Series A1 Preferred Members Are Participating Members.  If all Series A1 Preferred Members are Participating Members, then following the Bid Deadline, a majority of independent Managers of the Company or, if there are no independent Managers of the Company, then the Investment Bank shall use their or its commercially reasonable efforts in good faith to select the bid that obtains the greatest aggregate value for the Members (taking into account factors such as type and amount of consideration, timing of the payment of such consideration, the amount of after-tax proceeds, closing conditions, indemnification terms and consistent treatment of Series A1 Preferred Members) and to negotiate for execution definitive transaction agreements for the sale of the Auctioned Equity with the maker of such bid.  If the Company has independent Managers, then no Participating Member or any Affiliate of a Participating Member may review any submitted bid (or any analysis relating thereto) or any draft transaction agreement, or negotiate with any bidder.

(f)            Closing.  The closing of the purchase and sale of the Auctioned Equity shall take place within 60 days following the execution of definitive transaction documents, subject to Section 12.5 below.  The Company and each Member shall, and each Member shall cause each of its Affiliates to, execute such documents and instruments as may be reasonably necessary or appropriate to effect the purchase and sale of the Auctioned Equity pursuant to the terms of the definitive transaction documents and this ARTICLE XI.

(g)           Closing Conditions.  Notwithstanding any other provision of this Section 11.4:

(i)            Non-Competition Agreement.  If a closing occurs pursuant to Section 11.4(f) above, then upon the request of the purchaser of the Auctioned Equity, (A) each Series A1 Preferred Member (except in respect of the gaming operations described in Appendix D and/or (B) each of Paulos and/or Wortman (except in respect of the gaming operations described in Appendix D) and/or (C) each manager of AcquisitionCo and/or each Upper Tier Holder of AcquisitionCo (except in respect of the gaming operations described in Sections Appendix D) holding a Nevada gaming license, shall, at or prior to such closing, execute a non-competition agreement in favor of, and reasonably acceptable to, such purchaser and its Affiliates for a term not to exceed four years following such closing and with a geographic scope not to exceed a five-mile radius from any Company gaming property then in operation or Company gaming property or gaming opportunity in active development; and

(ii)           Non-Participation Agreement.  If a closing occurs pursuant to Section 11.4(f) above, then upon the request of any Series A1 Preferred Member, each Series A1 Preferred Member, so long as such Preferred Member or any of its Affiliates is not a participant in the winning bid (and (A) if such Series A1 Preferred Member is Millennium Gaming, each of Paulos and/or Wortman, so long as Paulos or Wortman, as the case may be, or any of his Affiliates is not a participant in the winning bid, and (B) if such Series A1 Preferred Member is AcquisitionCo, each manager of AcquisitionCo and each Upper Tier Holder of AcquisitionCo holding a Nevada gaming license, so long as such Person or any of its, his or her Affiliates is not a participant in the winning bid), shall, at or prior to such closing, execute a non-participation agreement in favor of, and reasonably acceptable to, such requesting Series A1 Preferred Member and its Affiliates that provides that for four years following such closing, it or he, as the case may be, shall not, directly or indirectly, be a partner, joint venturer, director, manager, officer, employee, consultant, agent, independent contractor, equityholder or lender of, or have any other interest in, the Company or any of its subsidiaries or the purchaser of the Auctioned Equity or any of its Affiliates.

11.5        Conditions to Permitted Transfers.  A Transfer shall not be treated as a permitted Transfer under Sections 11.1 or 11.2 above unless and until the following conditions are satisfied:

(a)           The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer or as may be required by this Agreement.  The Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b)           The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Units Transferred until it has received such information.

(c)           Unless otherwise approved by the Management Committee, no Transfer of Units shall be made except upon terms and conditions which would not, in the opinion of counsel chosen by and mutually acceptable to the Management Committee and the transferor Member, result in the Company being classified as a publicly traded partnership or association taxable as a corporation for federal income tax purposes.

(d)           No notice initiating the procedures contemplated by Section 11.3 or 11.4 above may be given by any Member while any notice, purchase or Transfer is pending under Section 11.3 or 11.4 above or ARTICLE XII below, as the case may be, or after a Dissolution Event has occurred.

(e)           If there are any non-transferring Members, the transferee of Units shall execute and deliver to the Company and to each such non-transferring Member a Joinder Agreement.

(f)            In the case of a Transfer pursuant to Section 11.2(b) above, the transferor shall not be relieved of its obligations hereunder.

(g)           Except as set forth in Section 11.2, the Series A2 Preferred Units and Series B Preferred Units shall not be transferable without the consent of the holders of the Series A1 Preferred Units.

(h)           Notwithstanding Section 11.1 and except as otherwise expressly contemplated by Section 2.3, no Series C Preferred Member may Transfer any of its Series C Preferred Units, other than a Transfer to (i) any other Series C Preferred Member, (ii) any Wholly Owned Affiliate of another Series C Preferred Member, or (iii) any Wholly Owned Affiliate of such Series C Preferred Member.  In addition, no Unlicensed Series C Member may Transfer any of its Series C Preferred Units for aggregate consideration (cash or otherwise) in excess of the Series C Face Amount thereof.

(i)            In the case of a Transfer made while the Option Agreement is in effect, the Company and the transferee shall execute and deliver to the Company and the Series B Preferred Member or Series A2 Preferred Member such documents as reasonably requested by the Series B Preferred Members to comply with Section 8.2(h) of the Option Agreement.

(j)            Any Transfer shall be subject to approval by the appropriate regulatory authority.

11.6        Prohibited Transfers.

(a)           Any purported Transfer of Units, other than a Transfer permitted under Sections 11.1 and 11.2 above, shall be null and void and of no force or effect whatsoever; provided, that, if the Company is required by law to recognize a Transfer of Units, other than a Transfer permitted under Sections 11.1 and 11.2 above, the rights of the transferee with respect to the Units Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Units Transferred, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Units may have to the Company.

(b)           In the case of a Transfer or attempted Transfer of Units, other than a Transfer permitted under Sections 11.1 and 11.2 above, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability and damage that the Company or any of such indemnified Members may incur (including incremental tax liabilities and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

11.7        Rights of Unadmitted Assignees.  A Person who acquires Units but who is not admitted as a substituted Member in accordance with Section 11.8 below shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

11.8        Admission of Substituted Members.  Subject to the other provisions of this ARTICLE XI, a transferee of Units in a Transfer from a Member permitted under Sections 11.1 and 11.2 above shall, if not a Member, be admitted to the Company as a substituted Member.

11.9        Distributions and Allocations in Respect of Units Transferred.  If any Units are Transferred by a Member during any Fiscal Year in compliance with the provisions of this ARTICLE XI, Profits and Losses, each item thereof, and all other items attributable to the Units Transferred for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee.  All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

11.10      Gaming Restrictions.  To the extent that the Company conducts any gaming activities that subjects the Company to the licensing and regulatory control of any Nevada Gaming Authority or other applicable Gaming Authority and notwithstanding any other provision of this Agreement, the following provisions shall apply:

(a)           Any Transfer of any Units shall not be valid unless approved in advance by the applicable Nevada Gaming Authorities or other applicable Gaming Authorities.

(b)           As of the date that the Company receives notice that a Member or transferee of Units is unsuitable to be licensed or to hold that interest, such unsuitable Member or transferee shall not (i) receive any share of any cash distribution or any other Property or payments upon the dissolution of the Company, (ii) exercise directly or through a trustee or nominee any voting rights conferred by such Units, (iii) participate in the management of the Business and affairs of the Company, or (iv) receive any remuneration in any form from the Company for services rendered or otherwise.

(c)           In the event that any Member or transferee of Units is found unsuitable by any Nevada Gaming Authority or other applicable Gaming Authority, the Company and such Member or transferee, as the case may be, shall cooperate in good faith to take corrective actions with respect to such finding and the resulting impact on the Company as promptly as practicable, whether by appealing such finding, Transferring the Units held by such Member or transferee, or otherwise.

11.11      Compliance with Gaming Laws.  Each Member shall, and shall cause any Upper Tier Equityholder of such Member and any holder of a beneficial interest in such Upper Tier Equityholder, to comply with all Gaming Laws applicable to casino operating companies directly or indirectly held by the Company, including delivery of such information as shall be required by the Gaming Authorities under the Gaming Laws applicable to such casino operating companies.  The Members hereby agree and acknowledge that a breach of this Section 11.11 by any Member shall be deemed a material breach of this Agreement.

11.12      Match Right.  Prior to the Conversion Date:

(a)           No Solicitation.  Neither the Members nor the Company shall seek or solicit any proposal or offer by any person in relation to a Sale Transaction.

(b)           Sale Offer.  In the event that the Company or the Series A Preferred Members, on behalf of the Company, receive a bona fide written offer for a Sale Transaction (the “Sale Offer”) from an unaffiliated third party (the “Proposed Match Purchaser”), the Company shall give each Preferred Member written notice of such offer (the “Sale Offer Notice”), which notice shall include a copy of the Sale Offer, a description of the material terms and conditions thereof (including, without limitation, the purchase price and the legal structure of the proposed Sale Transaction), and an offer (the “Firm Sale Offer”) to enter into a Sale Transaction with Crown One on the terms and conditions set forth in the Sale Offer.  The Sale Offer shall be signed by the Proposed Match Purchaser and shall be irrevocable for a period ending no sooner than the Business Day following the end of the Sale Offer Period (as defined below).

(c)           Offer Period.  The Firm Sale Offer shall be irrevocable for a period (the “Sale Offer Period”) ending at 5:00 p.m., local time, at the Company’s principal place of business, on the 30th day following the date the Sale Offer Notice is received by Crown One.

(d)           Acceptance of the Firm Sale Offer.  At any time during the Sale Offer Period, Crown One may accept the Firm Sale Offer, on behalf of itself and/or Crown Two, by giving written notice of such acceptance to the Company and each of the other Preferred

Members.  If Crown One does not duly accept the Firm Sale Offer during the Sale Offer Period, the Firm Sale Offer shall be deemed rejected.

(e)           Closing of Purchase Pursuant to Firm Sale Offer.  In the event that the Firm Sale Offer is accepted pursuant to Section 11.12(d) above, the closing of the purchase and sale of the Sale Transaction shall take place within 60 days after the Firm Sale Offer is accepted, subject to Section 12.5 below.  The Members shall execute a purchase agreement in form and substance as contemplated by the Option Agreement, with such reasonable changes therein to reflect the structure of the Sale Transaction, and such other documents and instruments as may be reasonably necessary or appropriate to effect the Sale Transaction pursuant to the terms of the Firm Sale Offer.

(f)            Rejection of Firm Sale Offer.  In the event that the Firm Sale Offer is not duly accepted pursuant to Section 11.12(d) above, the Company or the Series A1 Preferred Members, as the case may be, may accept the Sale Offer at any time within 60 days after the last day of the Sale Offer Period by written notice to the Proposed Match Purchaser, the Preferred Members and the Company.  The closing of the Sale Transaction relating to the Sale Offer shall take place within 60 days after the acceptance of the Sale Offer, subject to Section 12.5 below.  The Company and each Member shall, and each Member shall cause each of its Affiliates to, execute such documents and instruments and take such actions (including, without limitation, actions pursuant to Sections 6.11(a) and 6.11(c), if applicable) as may be reasonably necessary or appropriate to effect the Sale Transaction relating to the Sale Offer.

ARTICLE XII
ADVERSE ACT

12.1        Remedies.

(a)           If an Adverse Act has occurred or is continuing with respect to any Member, then any Series A1 Preferred Member that is not an Adverse Member or an Affiliate of an Adverse Member may elect:

(i)            To trigger the procedures specified in Section 12.2 below for the purchase and sale of the Adverse Member’s Units; or

(ii)           To seek to enjoin such Adverse Act or to obtain specific performance of the Adverse Member’s obligations or Damages (as defined and subject to the limitations specified below) in respect of such Adverse Act.

The foregoing remedies shall not be deemed to be mutually exclusive, and, subject to the requirements of this Section 12.1(a) regarding the timing of the election of such remedies, selection or resort to any one remedy shall not preclude selection or resort to the others.

The election of a remedy specified in clause (i) or (ii) above may be exercised by notice given to the Adverse Member within 90 days after the Series A1 Preferred Member making such election obtains actual knowledge of the occurrence of such Adverse Act, including, if applicable, that any cure period has expired; provided, that, if an election pursuant to clause (ii) above is made to seek an injunction, specific performance or other equitable relief and a final judgment in such action is rendered denying such equitable remedy and no election was made pursuant to clause (i) above, then, by notice given within 30 days after such final judgment is rendered, the non-Adverse Member may elect to pursue the remedies specified in clause (i) above unless (x) prior to the giving of such notice, the Adverse Member has cured in full (or caused to be cured in full) the Adverse Act in question and no other Adverse Act with respect to such Adverse Member has occurred and is continuing, or (y) the final judgment denying equitable relief specifically held that there was no Adverse Act.

Except as provided in Section 12.1(b) below, the failure to elect a remedy with respect to the subject Adverse Act within the time periods provided in the preceding paragraph shall be conclusively presumed to be a waiver of the remedies provided in this ARTICLE XII with respect to the subject Adverse Act.

Unless resort to such remedy has been waived as set forth in the immediately preceding paragraph, the Company shall be entitled to recover from the Adverse Member in an appropriate proceeding any and all damages, losses and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Damages”) suffered or incurred by the Company as a result of such Adverse Act; provided, that, the Company shall not have or assert any claim against the Adverse Member for punitive Damages or for indirect, special or consequential Damages suffered or incurred by the Company as a result of an Adverse Act; provided, further, that the amount the Company may recover in any action for Damages shall be reduced by an amount equal to any positive difference between the Net Equity Value of the Adverse Member’s Units and the applicable Buy-Sell Price.

The resort to any remedy pursuant to this Section 12.1(a) shall not for any purpose be deemed to be a waiver of any remedy not described in this Section 12.1(a) and otherwise available hereunder or under applicable law.

(b)           If the Company is dissolved pursuant to Section 13.1 below at any time as a result of a Dissolution Event that occurs prior to a remedy having been elected pursuant to Section 12.1(a) above with respect to any Adverse Member, the time periods for such election shall thereupon expire and the Management Committee shall deduct from any amounts to be paid to such Adverse Member pursuant to Section 13.2 below that amount which it reasonably estimates to be sufficient to compensate each Member that is not an Adverse Member for Damages incurred by such Member as a result of the Adverse Act (subject to the limitations of Section 12.1(a) above) and shall pay the same to the such Member on behalf of the Adverse Member.

12.2        Adverse Act Purchase.

(a)           Determination of Net Equity Value of Adverse Member’s Units.  Any Series A1 Preferred Member that is not an Adverse Member or an Affiliate of an Adverse Member may make an election pursuant to Section 12.1(a)(i) above to commence the procedures set forth in this Section 12.2 by written notice (the “Election Notice”) to the Company and each

Member (including the Adverse Member).  Following the giving of such Election Notice, the Net Equity Value of the Adverse Member’s Units shall be determined as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Election Notice is given, and the Adverse Member shall be obligated to sell all but not less than all of the Adverse Member’s Units in accordance with this Section 12.2 and subject to Section 11.10 above.  The purchase price for such Units (the “Buy-Sell Price”) shall be equal to (i) in the case of any Adverse Act specified in clause (ii) or (iv) of the definition of “Adverse Act,” the Net Equity Value thereof, and (ii) in the case of any Adverse Act specified in clause (i), (iii), (v), (vi), (vii) or (viii) of the definition of “Adverse Act,” 80% of the Net Equity Value thereof.  The Election Notice shall designate the First Appraiser and the Adverse Member shall appoint the Second Appraiser within ten Business Days of receiving the Election Notice.

(b)           Election to Purchase Units of Adverse Member.  The Management Committee (not including any Manager designated by an Adverse Member or who is an Affiliate of an Adverse Member) shall, until the 30th day following the day on which notice of the Adverse Member’s Net Equity Value is given pursuant to Section 12.3 below (the “First Election Period”), have the right, by written notice to the Members, to cause the Company to purchase, or designate a third party to purchase, all or any portion of the Units of the Adverse Member, which written notice shall state the number of Preferred Units and Common Units that the Company or such designated third party is purchasing.  If the Company or such designated third party is purchasing less than all of the Units of the Adverse Member (such remaining units, the “Unpurchased Units”), then each Series A1 Preferred Member that is not an Adverse Member or an Affiliate of an Adverse Member shall, until the 30th day following the earlier of the receipt of the Company’s notice during the First Election Period or the expiration of the First Election Period (the “Second Election Period”), have the right, by written notice to the Members, to purchase, or designate a third party to purchase, all or any portion of the Unpurchased Units, which notice shall state the number of remaining Preferred Units and Common Units that such Series A1 Preferred Member that is not an Adverse Member or an Affiliate of an Adverse Member (in each case, a “Purchasing Member”) is willing to purchase (each, a “Purchase Commitment”).  If the aggregate Purchase Commitments made by Purchasing Members are equal to at least 100% of the Unpurchased Units, then the Purchasing Members shall be obligated to purchase, and the Adverse Member shall be obligated to sell to such Purchasing Members, 100% of the Unpurchased Units (with each Purchasing Member’s Purchase Commitment with respect to Preferred Units and/or Common Units reduced, if necessary, by the Management Committee (not including any Manager designated by an Adverse Member or who is an Affiliate of an Adverse Member) pro rata based on their respective Preferred Percentage Interest).  If following the completion of the procedure set forth in this Section 12.2(b), all of the Units of the Adverse Member are not designated for sale to the Company and/or the Purchasing Members, the Adverse Member shall be under no obligation to sell any Units pursuant to this ARTICLE XII.

(c)           Terms of Purchase; Closing.

(i)            The closing of the purchase and sale of the Adverse Member’s Units shall occur at the principal office of the Company at 10:00 a.m., local time, on the first Business Day occurring on or after the 30th day following the last day of the First Election Period or the Second Election Period, whichever is the last applicable period, subject to

Section 12.5 below.  At the closing, the purchaser or purchasers of the Adverse Member’s Units shall pay to the Adverse Member, by cash or other immediately available U.S. funds, the Buy-Sell Price per Preferred Unit for each Preferred Unit and the Buy-Sell Price per Common Unit for each Common Unit, and the Adverse Member shall deliver to such purchaser or purchasers good title, free and clear of any liens or Encumbrances (other than those created by this Agreement), to such Units thus purchased.

(ii)           At the closing, the Company and the Members shall execute such documents and instruments of conveyance as may be reasonably necessary or appropriate to effectuate the transactions contemplated hereby, including the Transfer of Units to the Purchasing Members and the assumption by each Purchasing Member of the Adverse Member’s obligations with respect to such Units.  The Company and each Member shall bear its own costs of such Transfer and closing, including attorneys’ fees and filing fees.  The cost of determining Net Equity Value shall be borne one-half by the Adverse Member and one-half by the Company.

(iii)          If requested by a Series A1 Preferred Member, the Adverse Member (except in respect of the gaming operations described in Appendix D) (and (A) if the Adverse Act is with respect to Millennium Gaming and is an Adverse Act specified in clause (i), (iii), (iv), (v), (vi) or (vii), then each of Paulos and/or Wortman (except in respect of the gaming operations described in Appendix D) and (B) if the Adverse Act is with respect to AcquisitionCo and is an Adverse Act specified in clause (i), (iii), (iv), (v), (vi) or (vii), then each of manager of AcquisitionCo and/or each Upper Tier Holder of AcquisitionCo (except in respect of the gaming operations described in Appendix D) holding a Nevada gaming license), shall, at or prior to the closing, execute a non-competition agreement in favor of, and reasonably acceptable to, such Member and its Affiliates for a term not to exceed four years following such closing and with a geographic scope not to exceed a five-mile radius from any Company gaming property then in operation or Company gaming property or gaming opportunity in active development.

12.3        Net Equity Value.

(a)           The “Net Equity Value” of a Member’s Units, as of any date, shall be the amount that would be distributed to such Member with respect to the applicable Units in liquidation of the Company pursuant to Section 13.2 below if (i) the Company’s Business were sold substantially as an entirety for Gross Appraised Value, (ii) the Company paid, or established reserves pursuant to Section 13.2 below for the payment of, all Company liabilities, and (iii) the Company distributed the remaining proceeds to the Members in liquidation, all as of such date, limited in the case of a Series B Preferred Member, to the product of (x) the number of Series B Preferred Units held by such Series B Preferred Member and (y) the Redemption Price Per Series B Preferred Unit.

(b)           The Net Equity Value of a Member’s Units shall be determined, without audit or certification, from the books and records of the Company by the Company’s accountants.  The Net Equity Value of a Member’s Units shall be determined within 30 days of the day upon which the accountants are apprised in writing of the Gross Appraised Value of the Property of the Company, and the amount of such Net Equity Value shall be disclosed to the

Company and each of the Members by written notice.  The Net Equity Value determination of the accountants shall be final and binding in the absence of a showing of manifest error.

12.4        Gross Appraised Value.

(a)           “Gross Appraised Value,” as of any date, shall be equal to the fair market value of Property of the Company as of such day.  As used herein, as of any date, “fair market value” of the Property means the price at which a willing seller would sell, and a willing buyer would buy, the Property, free and clear of all liens, security interests or other encumbrances, in an arm’s length transaction for cash, without time constraints and without being under any compulsion to buy or sell; provided, that, any such determination shall incorporate into its analysis the effect, if any, on the value of such Property of the departure of a Member or any of its equityholders, if the fair market value determination relates to a purchase and sale that would result in such departure.

(b)           Each provision of this Agreement that requires a determination of Gross Appraised Value also provides the manner and time for the appointment of two appraisers (the “First Appraiser” and the “Second Appraiser”).  If the Second Appraiser is not timely designated, the determination of the Gross Appraised Value shall be made by the First Appraiser.  The First Appraiser, or each of the First Appraiser and the Second Appraiser if the Second Appraiser is timely designated, shall submit its determination of the Gross Appraised Value to the Company, the Members and the accountants of the Company within 30 days of the date of its selection (or the selection of the Second Appraiser, as applicable).  If there is a First Appraiser and a Second Appraiser and their respective determinations of the Gross Appraised Value vary by less than 10% of the higher determination, the Gross Appraised Value shall be the average of the two determinations.  If such determinations vary by 10% or more of the higher determination, the two Appraisers shall promptly designate a third appraiser (the “Third Appraiser”).  Neither the Company nor any Member shall provide, and the First Appraiser and Second Appraiser shall be instructed not to provide, any information to the Third Appraiser as to the determinations of the First Appraiser or the Second Appraiser or otherwise influence such Third Appraiser’s determination in any way.  The Third Appraiser shall submit its determination of the Gross Appraised Value to the Company, the Members and the accountants of the Company within 30 days of the date of its selection.  The Gross Appraised Value shall be equal to the average of the two closest of the three determinations; provided, that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the Gross Appraised Value shall be equal to the middle determination.  The determination of the Gross Appraised Value in accordance with the foregoing procedure shall be final and binding on the Company and each Member.  If any appraiser is only able to provide a range in which Gross Appraised Value would exist, the average of the highest and lowest value in such range shall be deemed to be such appraiser’s determination of Gross Appraised Value.  Each appraiser selected pursuant to the provisions of this Section 12.4 shall be a qualified Person with prior experience in appraising businesses comparable to the Business of the Company and that is not an interested person with respect to, or Affiliate of, any Member.

12.5        Extension of Time.  If any Transfer of a Member’s Units in accordance with ARTICLE XI above or this ARTICLE XII requires the consent, approval, waiver or authorization of any governmental authority or any third party as a condition to the lawful and valid Transfer of such Member’s Units to the proposed transferee thereof, then each of the time periods provided in ARTICLE XI above or this ARTICLE XII, as applicable, for the closing of such Transfer shall be suspended for the period of time during which any such consent, approval, waiver or authorization is being diligently pursued; provided, that, in no event shall the suspension of any time period pursuant to this Section 12.5 extend for more than 180 days without the prior written consent of all of the Series A1 Preferred Members.  The Company and each Member shall use its diligent efforts to obtain, or to assist in obtaining, any such consent, approval, waiver or authorization, and shall cooperate and use its diligent efforts to respond as promptly as practicable to all inquiries received by either the Company or a Member from any governmental authority for initial or additional information or documentation in connection therewith.

ARTICLE XIII
DISSOLUTION AND WINDING UP

13.1        Dissolution Events.

(a)           The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i)            the unanimous vote of the AcquisitionCo Managers and the Millennium Managers following the Conversion Date to dissolve, wind up, and liquidate the Company; and

(ii)           a judicial determination that an event has occurred that makes it unlawful, impossible or impractical for the Company to carry on the Business.

(b)           The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

13.2        Winding Up.  Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Business and affairs of the Company; provided, that, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property of the Company has been distributed pursuant to this Section 13.2 and the Articles of Organization have been canceled pursuant to the Act.  The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within 90 days of the occurrence of a Dissolution Event.  The Liquidator shall take full account of the Company’s liabilities and Property and shall cause such Property or the proceeds from the sale thereof (as determined pursuant to Section 13.10 below), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)           First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law and this Agreement) in satisfaction of all of the Debt of the Company and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for interim distributions to the Members or distributions to resigning Members;

(b)           Second, except as provided in this Agreement, to the Members and former Members in satisfaction of liabilities for interim distributions to the Members or distributions to resigning Members;

(c)           Third, to the Series C Preferred Members pro rata based on the number of Series C Preferred Units held by each until each Series C Preferred Member has received for each Series C Preferred Unit held by it distributions pursuant to this Section 13.2(c) equal to the Series C Face Amount;

(d)           Fourth, to the Licensed Series C Members pro rata based on the number of Series C Preferred Units held by each until each Licensed Series C Member has received for each Series C Preferred Unit held by it distributions pursuant to this Section 13.2(d) equal to the Series C Priority Return thereon;

(e)           Fifth, in the case of any winding up prior to the Conversion Date, to the Series B Preferred Members pro rata in accordance with their Percentage Interests until each Series B Preferred Member has received distributions pursuant to this Section 13.2(d) equal to its share of the Redemption Price (Series B); and

(f)            The balance, if any (i) in the case of any winding up prior to the Conversion Date, to the Members (other than any Series B Preferred Member or any Series C Preferred Member) pro rata in proportion to their Percentage Interests and (ii) in the case of any other winding up, to the Members (other than any Series C Preferred Member) pro rata in proportion to their Percentage Interests, limited in the case of a Series B Preferred Member, to the product of (x) the number of Series B Preferred Units held by such Series B Preferred Member and (y) the Redemption Price Per Series B Preferred Unit.

Subject to Section 13.10 below, no Member or Manager shall be entitled to receive additional compensation for any services performed pursuant to this ARTICLE XIII.

13.3        Deficit Capital Accounts.  If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

13.4        Holdback.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this ARTICLE XIII may be:

(a)           Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.2 above; or

(b)           Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

13.5        Deemed Contribution and Distribution.  In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debt and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Property and liabilities to a new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

13.6        Rights of Members.  Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company.  If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager.

13.7        Notice of Dissolution/Termination.

(a)           In the event a Dissolution Event occurs or an event occurs that would, but for the provisions of Section 13.1 above, result in a dissolution of the Company, the Management Committee shall, within 30 days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts Business (as determined in the discretion of the Management Committee).

(b)           Upon completion of the distribution of the Property of the Company as provided in this ARTICLE XIII, the Company shall be terminated, and the Liquidator shall cause the filing of the Articles of Dissolution and shall take all such other actions as may be necessary to terminate the Company.

13.8        Allocations During Period of Liquidation.  During the Liquidation Period, the Members shall continue to share Profits, Losses, and other items of Company income, gain, loss or deduction in the manner provided in ARTICLE III above.

13.9        Character of Liquidating Distributions.  All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

13.10      The Liquidator.

(a)           Fees.  The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this ARTICLE XIII, and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(b)           Indemnification.  The Company shall indemnify, hold harmless, and pay all judgments and claims against such Liquidator or any directors, managers, general partners, officers, employees or agents of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any directors, managers, general partners, officers, employees or agents of the Liquidator, in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator or any such director, manager, general partner, officer, employee or agent in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, gross negligence, or intentional misconduct of, or a knowing violation of the laws by, the Liquidator which was material to the cause of action.

13.11      Form of Liquidating Distributions.  For purposes of making distributions required by Section 13.2 above, the Liquidator may determine whether to distribute all or any portion of the Property of the Company in-kind or to sell all or any portion of the Property of the Company and distribute the proceeds therefrom.

13.12      Reserves.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this ARTICLE XIII may be withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided, that, such withheld amounts shall be distributed to the Members as soon as practicable.

ARTICLE XIV
MISCELLANEOUS

14.1        Further Assurances.  Each Member shall use such Member’s best efforts in good faith (a) to take, or cause to be taken, all actions, (b) to do, or cause to be done, all things, and (c) to execute and deliver all additional certificates, documents, instruments or agreements, in each case reasonably necessary, proper or advisable to give full force and effect to all of the terms and provisions of this Agreement.

14.2        Notices.  All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or internationally recognized courier, to the parties at the following addresses or facsimile numbers:

(a)           If to the Company, to:

Cannery Casino Resorts, LLC
221 North Rampart Boulevard
Las Vegas, NV 89145
Attn:	William J. Paulos
William C. Wortman
Fax:	(702) 507-5992

with a copy to:

Oaktree Capital Management, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attn: Stephen A. Kaplan, Principal
Fax: (213) 830-6293

(b)           If to a Manager, to the address or facsimile number set forth on Appendix C; and

(c)           If to a Member, to the address or facsimile number set forth on Appendix A.

All such notices, requests and other communications shall (i) if delivered by facsimile transmission, be deemed given upon electronic confirmation of receipt, and (ii) if delivered personally or by internationally recognized courier, be deemed given upon actual receipt by the person to receive delivery.  Any party hereto may from time to time change such party’s address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

14.3        Confidentiality.  The Preferred Members shall mutually agree on the form and content of any public announcement, whether by press release or otherwise, with respect to this Agreement or any of the discussions, negotiations or transactions relating hereto.  Each Member shall not, and shall cause its Affiliates and any of such Member’s or such Affiliates’ directors, managers, general partners, officers, employees, agents and representatives not to, make any public announcement, whether by press release or otherwise, or otherwise disclose the terms of this Agreement or any of the discussions, negotiations or transactions relating hereto, except (a) with the prior written consent of all Preferred Members, (b) such disclosures as are consistent with press releases or other formal public disclosure made by the Company, or (c) as such disclosure may be made in the course of normal reporting practices by a Member to its equityholders, directors, managers, general partners, officers, outside accountants and outside counsel.  In addition, notwithstanding the previous sentence, a Member may disclose the terms of this Agreement or any of the discussions, negotiations or transactions relating hereto if and to the extent required by order of any governmental authority or otherwise required by law;

provided, that, in each case, such party shall first notify the other Members of such requirement, permit the other Members to contest such requirement, and cooperate with the other Members in limiting the scope of the proposed disclosure and/or obtaining appropriate further means for protecting the confidentiality of such disclosure.  Each Member shall not, and shall cause its Affiliates and any of such Member’s or such Affiliates’ directors, managers, general partners, officers, employees, agents and representatives not to, use or disclose any confidential or proprietary information of any Member or the Company, except in each case in connection with the transactions contemplated hereby or as otherwise required by law.  Information that is available, or becomes available, to the public through no fault or action by such Member or its Affiliates or any of such Member’s or such Affiliates’ directors, managers, general partners, officers, employees, agents or representatives shall, in each case, not be deemed “confidential information.”

14.4        Governing Law.  The Members expressly agree that all the terms and conditions hereof shall be construed under the laws of the State of Nevada applicable to agreements made and to be performed entirely therein.

14.5        Jurisdiction; Waiver of Jury Trial.  Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Reno, Nevada in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14.6        Specific Performance.  Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event.  Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching Members may be entitled, at law or in equity, the non-breaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

14.7        Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings of the parties hereto in connection therewith.

14.8        Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Series A1 Preferred Member of the Company, provided, however, that this Agreement may not be amended in a manner that would (a) increase or decrease the number of authorized Series B Preferred Units or adversely effect the rights of the Series B Preferred Members without the consent of the Series B Preferred Members, (b) increase or decrease the number of authorized Series A2 Preferred Units or adversely effect the rights of the Series A2 Preferred Members without the consent of the Series A2 Preferred Members (or if the Series B Preferred Units have not been converted into Series A2 Preferred Units in accordance with the terms of this Agreement as of the date of such amendment, the consent of the Series B Preferred Members), (c) increase or decrease the number of authorized Series C Preferred Units without the prior written consent of (i) Series C Preferred Member(s) holding a majority of the issued Series C Preferred Units and (ii) in the event that a Conversion by the Series B Preferred Members has occurred, the Series A2 Preferred Members, in each case, such consent not to be unreasonably withheld, or (d) adversely effect the rights of the Series C Preferred Members without the consent of all of the Series C Preferred Members.

14.9        Waiver.  Any term or condition of this Agreement may be waived at any time by the Member that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Member waiving such term or condition.  No waiver by any Member of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any Member will impair or affect the right of such Member thereafter to exercise the same.  Any extension of time or other indulgence granted to any Member will not otherwise alter or affect any power, remedy or right with respect to any other Member, or the obligations of the Member to whom such extension or indulgence is granted. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

14.10      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Member under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

14.11      No Assignment; Binding Effect.  Except pursuant to a Transfer permitted under Sections 11.1 and 11.2 above, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Member without the prior written consent of the other Members and any attempt to do so shall be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Members and their respective successors permitted transferees and assigns.

14.12      Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Members, their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Persons any legal or equitable right, benefit, or remedy of any nature whatsoever, except as expressly set forth herein.

14.13      Construction.  Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

14.14      Incorporation by Reference.  Every Appendix and Exhibit attached hereto and referred to herein is incorporated in this Agreement by reference, unless this Agreement expressly otherwise provides.

14.15      Headings.  The headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.16      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Members have executed and entered into this Agreement as of the day first above set forth.

MILLENNIUM GAMING, INC.

By:	/s/ William C. Wortman
	Name:	William C. Wortman
	Title:	Chief Executive Officer

OCM ACQUISITIONCO, LLC

By:	/s/ Stephen A. Kaplan
	Name:	Stephen A. Kaplan
	Title:	Manager

By:	/s/ Ronald N. Beck
	Name:	Ronald N. Beck
	Title:	Manager

[Operating Agreement Signature Page]

S-1

CROWN CCR GROUP INVESTMENTS ONE, LLC

By:	/s/ Todd Nisbet
	Name:	Todd Nisbet
	Title:	Manager

CROWN CCR GROUP INVESTMENTS TWO, LLC

By:	/s/ Todd Nisbet
	Name:	Todd Nisbet
	Title:	Manager

[Operating Agreement Signature Page]

S-2

APPENDIX B

Attached to and Made a Part of

the Third Amended and Restated Operating Agreement of

Cannery Casino Resorts, LLC

(a Nevada Limited Liability Company)

Definitions

“Accepting Members” has the meaning ascribed to it in Section 11.3(d) above.

“AcquisitionCo” means OCM AcquisitionCo, LLC, a Nevada limited liability company.

“AcquisitionCo Manager Matters” means those matters requiring the approval of the “Oaktree Managers” (as such term is defined in the Management Agreement) as set forth in the Management Agreement.

“AcquisitionCo Managers” has the meaning ascribed to it in Section 5.1(b) above.

“AcquisitionCo Parent” means any Person that holds all of the outstanding equity of AcquisitionCo and no other material assets or liabilities.

“Act” means Chapter 86 of the NRS (the Nevada Limited Liability Company Act), as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Capital Contributions” means, with respect to each Member, the Capital Contributions made by such Member pursuant to Section 2.5 above.  In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the Units Transferred.

“Additional Units” has the meaning ascribed to it in Section 6.10.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)            Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)           Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adverse Act” means, with respect to a Member, any of the following:

(i)            a Member Unit Transfer with respect to such Member, other than as approved by the Management Committee pursuant to Section 5.6(g) above or permitted by Section 11.2 above;

(ii)           in the case of Millennium Gaming only, the death or incapacity of both Paulos and Wortman;

(iii)          the uncured material breach of this Agreement by such Member or any of its Affiliates; provided, that, such Member has been provided with prior written notice of such breach by the Company or another Member and (A) if such breach can reasonably be cured within 30 days of the receipt of such written notice, has failed to cure such breach within such 30-day period or (B) if such breach cannot reasonably be cured within such 30-day period (but is otherwise curable), has failed to commence the curing of such breach within such 30-day period (and thereafter use commercially reasonable efforts to cure such breach as promptly as practicable) or, in any event, has failed to cure such breach within a reasonable period of time of the receipt of such written notice;

(iv)          the uncured material breach of the Management Agreement (or any successor management agreement) by (A) if such Member is Millennium Gaming: Paulos, Wortman or any Affiliate of Paulos and/or Wortman (including MMG II and any permitted assignee of MMG II) and (B) if such Member is AcquisitionCo: the Company (but only if such uncured material breach was caused solely by an action or omission of the AcquisitionCo Managers); provided, that, in either case, such breach results in the termination of the Management Agreement (or any successor management agreement);

(v)           any event giving rise to an Adverse Act under 11.2(c) above occurs with respect to such Member;

(vi)          the revocation, suspension or voluntary relinquishment of a Gaming Approval issued to such Member or any Upper Tier Holder of such Member by any applicable Gaming Authority under the applicable Gaming Laws and required in order for such Member to hold an equity interest in the Company; provided, that, with respect to a revocation or suspension, such revocation or suspension is not resolved by such Member within such period, if any, afforded such Member by the applicable Gaming Authority or under the applicable Gaming Laws;

(vii)         any dissolution or liquidation of such Member or the taking of any action by its directors, managers, general partners or equityholders looking to the dissolution or liquidation of such Member (unless taken in furtherance of a pending dissolution of the

Company), unless substantially all assets of such Member are transferred or are to be transferred to a Wholly Owned Affiliate of such Member; or

(viii)        the Bankruptcy of such Member or the occurrence of any other event that would permit a trustee or receiver to acquire control of the affairs or assets of such Member.

“Adverse Member” means any Member with respect to whom an Adverse Act has occurred.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any director, manager, general partner, officer or trustee of such Person, or (iii) any Person who is an director, manager, general partner, officer or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners or persons exercising similar authority with respect to such Person or entity.  Notwithstanding the foregoing, Paulos, Wortman and Millennium Gaming shall be deemed to be “Affiliates” of one another, and the Company shall not be deemed to be an “Affiliate” of any Member.

“Agreement” or “Operating Agreement” means this Third Amended and Restated Operating Agreement of Cannery Casino Resorts, LLC, including all appendices, exhibits, annexes and schedules attached hereto, as amended from time to time.

“Allocated Series C Redemption Amount” has the meaning ascribed to it in Section 2.3(b)(i) above.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31 of that same calendar year, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to ARTICLE III above.

“Articles of Dissolution” means articles filed in accordance with Sections 86.531 and 86.541 of the Act.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of the State of Nevada pursuant to the Act to form the Company, as amended, modified, supplemented or restated from time to time.

“Auction” has the meaning ascribed to it in Section 11.4(b) above.

“Auctioned Equity” has the meaning ascribed to it in Section 11.4(b) above.

“Bankruptcy” means, with respect to any Person, the occurrence of one or more of the following events:

(i)            such Person files a voluntary petition seeking relief under Chapter 7 of the Bankruptcy Code (or analogous applicable bankruptcy law in any non-U.S. jurisdiction, excluding bankruptcy laws relating to reorganizations or restructurings similar to Chapter 11 of the Bankruptcy Code) (collectively, “Chapter 7”) or, after filing a voluntary petition seeking relief under Chapter 11 of the Bankruptcy Code (or any similar bankruptcy laws relating to reorganizations or restructurings in any non-U.S. jurisdiction) (collectively, “Chapter 11”), consents to the conversion of that case to one under Chapter 7; or

(ii)           an involuntary petition under Chapter 7 is filed against such Person that continues undismissed for 60 days; or

(iii)          such Person files a voluntary petition seeking relief under Chapter 11, or an involuntary petition under Chapter 11 is filed against such Person that continues undismissed for 60 days; or

(iv)          a court of competent jurisdiction enters an order (A) appointing a trustee (including trustee under Chapter 11 of the Bankruptcy Code), receiver, liquidator, conservator, sequestrator, custodian or other similar official for such Person or for all or substantially all of its property or assets, or (B) finding that such Person is insolvent, in each case only if such order is not vacated or stayed within 60 days; or

(v)           such Person makes a general assignment for the benefit of its creditors.

Notwithstanding (i) through (v) above, in the event that this Agreement or any material provision hereof is rejected in any proceeding, a Bankruptcy shall immediately exist.

“Bid Deadline” has the meaning ascribed to it in Section 11.4(d) above.

“Business” means activities related to the development and management of gaming activities conducted by the Company’s subsidiaries, and activities as may be necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the promotion or conduct of the purposes and business of the Company, in accordance with the terms of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Los Angeles, California, or Las Vegas, Nevada are authorized by law to close.

“Buy-Sell Price” has the meaning ascribed to it in Section 12.2(a) above.

“Capital Account” means, with respect to any Member, the capital account for such Member maintained and adjusted in accordance with the following provisions:

(i)            To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.2, 3.3 or 3.4 above, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.  The principal amount of a promissory note which is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(ii)           To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.2, 3.3 or 3.4 above, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

(iii)          In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Units Transferred; and

(iv)          In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Management Committee may make such modification; provided, that, it is not likely to have a material effect on the amounts distributed to any Person pursuant to ARTICLE XIII above upon the dissolution of the Company.  The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the

Company with respect to the Units in the Company held or purchased by such Member, including Additional Capital Contributions.

“Change in Form” has the meaning ascribed to it in Section 10.4(d) above.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a common ownership interest in the Company, including any and all benefits to which the holder of such Common Unit may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

“Company” means Cannery Casino Resorts, LLC, the limited liability company formed pursuant to the Articles of Organization, and the limited liability company continuing the Business of this Company in the event of dissolution of the Company as herein provided.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Conversion” has the meaning ascribed to it in Section 2.2(a).

“Conversion Date” means the earlier of (i) the date on which the Conversion occurs and (ii) the expiration of the Conversion Period.

“Conversion Exercise Notice” has the meaning ascribed to in Section 2.2(b).

“Conversion Number” has the meaning ascribed to it in Section 2.2(b).

“Conversion Option” has the meaning ascribed to it in Section 2.2(a).

“Conversion Period” has the meaning ascribed to it in Section 2.2(a).

“Crown” means Crown One and Crown Two.

“Crown One” means Crown CCR Group Investments One, LLC, a Delaware limited liability company.

“Crown Two” means Crown CCR Group Investments Two, LLC, a Delaware limited liability company.

“Damages” has the meaning ascribed to it in Section 12.1(a) above.

“Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby,

(iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) above; provided, that, Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s Business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Debt Documents” shall mean the debt documents relating to third-party Debt of the Company.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

“Dissolution Event” has the meaning ascribed to it in Section 13.1 above.

“Drag-Along Participant” has the meaning ascribed to it in Section 6.11(a).

“Drag-Along Sale” has the meaning ascribed to it in Section 6.11(a).

“Drag-Along Transfer Notice” has the meaning ascribed to it in Section 6.11(a).

“Drag/Tag Effective Date” has the meaning ascribed to it in Section 6.11.

“Effective Date” has the meaning ascribed to it in the Preamble.

“Election Notice” has the meaning ascribed to it in Section 12.2(a) above.

“Eligible Operation” has the meaning ascribed to it in the Management Agreement.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others or restriction, whether on voting, sale, transfer, disposition or otherwise, and whether imposed by agreement, understanding, law, equity or otherwise.

“Exiting Equity” has the meaning ascribed to it in Section 11.4(a) above.

“Exiting Member” has the meaning ascribed to it in Section 11.4 above.

“Failed Series C Capital Call” has the meaning ascribed to it in Section 2.5(b)(iii) above.

“Final Series C Shortfall” has the meaning ascribed to it in Section 2.5(b)(iii) above.

“Firm Offer” has the meaning ascribed to it in Section 11.3(b) above.

“Firm Sale Offer” has the meaning ascribed to it in Section 11.12(b) above.

“First Appraiser” has the meaning ascribed to it in Section 12.4(b) above.

“First A&R Operating Agreement Effective Date” means September 22, 2006.

“First Election Period” has the meaning ascribed to it in Section 12.2(b) above.

“Fiscal Quarter” means (i) the period commencing on the Effective Date and ending on the immediately following March 31, June 30, September 30 or December 31, as the case may be, (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1 and October 1, and ending on the last date before the next such date, and (iii) the period commencing on the immediately preceding January 1, April 1, July 1 or October 1, as the case may be, and ending on the date on which all Property is distributed to the Members pursuant to ARTICLE XIII above.

“Fiscal Year” means (i) the period commencing on the Effective Date and ending on the immediately following December 31, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to ARTICLE XIII above.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gaming Adverse Event” means, with respect to a Person:

(i)            the denial, revocation, suspension or voluntary relinquishment (except in connection with the disposition of equity or assets of a subsidiary of the Company) of a required Gaming Approval issued to such Person by any Gaming Authority; or

(ii)           any action by such Person that results in (A) a written communication from any Gaming Authority to the Company advising the Company that, or (B) administrative action by any Gaming Authority determining that: (x) any required Gaming Approval by such Gaming Authority with respect to the Company shall be approved only upon terms and conditions that are unacceptable to the Company (as determined by the Management Committee, excluding such Person if such Person is also a Manager), or (y) such Gaming Authority shall revoke or suspend any existing required Gaming Approval held by the Company or any of its subsidiaries.

“Gaming Approval” means, with respect to a Person, a license or finding of suitability required by a Gaming Authority under the Gaming Laws in order for such Person to hold an equity interest in the Company or actively engage in the management of the Company.

“Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction and, within the State of Nevada specifically, Nevada Gaming Authorities.

“Gaming Laws” means the gaming laws of any jurisdiction or jurisdictions to which the Company or any of its subsidiaries are, or may at any time become, subject, including Chapter 463 of the NRS, and the rules and regulations adopted by the Nevada Gaming Authorities.

“Gross Appraised Value” has the meaning ascribed to it in Section 12.4(a) above.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Management Committee;

(ii)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Management Committee, as of the following times: (A) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with a Conversion; provided, that, an adjustment described in clause (A), (B) or (D) of this paragraph shall be made only if the Management Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)          The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Management Committee; and

(iv)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.2(g) above; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph

(iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Indemnitee” has the meaning ascribed to it in Section 8.1(i) above.

“Indemnitor” has the meaning ascribed to it in Section 8.1(i) above.

“Issuance Items” has the meaning ascribed to it in Section 3.2(h) above.

“Investment Bank” has the meaning ascribed to it in Section 11.4(b) above.

“Joinder Agreement” means a written instrument in form and substance reasonably satisfactory to the Management Committee pursuant to which the transferee of Units (i) makes representations and warranties to the Company and each non-transferring Member equivalent to those set forth in Section 9.2 above, (ii) accepts, adopts and agrees to be bound by the terms and conditions of this Agreement, and (iii) assumes all the obligations of, and accept all the limitations and restrictions imposed on, the transferor Member (and its Managers) under this Agreement and with respect to the Units Transferred.

“Junior Debt” means any and all amounts now or hereafter owing by the Company pursuant to the Second Lien Credit Agreement, dated as of May 18, 2007, by and among the Company, Washington Trotting Association, Inc., a Delaware corporation, Bank of America, N.A., as Administrative Agent and Collateral Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, and the Lenders party thereto from time to time (as amended, restated, or modified from time to time, the “Junior Credit Agreement”) and the other Loan Documents (as defined in the Junior Credit Agreement), including any extensions or refinancing of the foregoing.

“Licensed Series C Member” means a Series C Preferred Member that holds the requisite Gaming Approvals in the Commonwealth of Pennsylvania as an “Affiliate” (as defined in 4 Pa.C.S., §1103) of the Company or that is otherwise found qualified or licensed in the Commonwealth of Pennsylvania to receive the Series C Priority Return.

“Liquidation Period” means the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members in accordance with Section 13.2 above.

“Liquidator” means AcquisitionCo, or such other Person appointed and approved by the Management Committee to oversee the liquidation of the Company.  The Liquidator may be a Manager, an officer, a Member or any other Person.

“Liquidity Crisis” means a Bankruptcy, an event of default under a Debt Document of the Company, a failure to maintain positive net working capital, and an insolvency, in each case that may be avoided or cured by the making of Additional Capital Contributions.

“Losses” has the meaning ascribed to it in the definition of Profits and Losses.

“Management Agreement” means the Casino Management Agreement, dated as of the First A&R Operating Agreement Effective Date, by and among the Company and its subsidiaries and MMG II, including all appendices, exhibits, annexes and schedules attached thereto, as amended from time to time.

“Management Committee” means the management committee of the Company, consisting of Managers designated in accordance with Section 5.1 above.

“Manager” means a manager of the Company, designated in accordance with Section 5.1 above.

“Material Conflict of Interest” means, with respect to a Manager regarding any matter requiring a vote of the Management Committee, a conflict of interest arising from (i) such Manager or any of his Affiliates having a material interest (financial or otherwise) in such matter, other than an interest solely attributable to an equity interest in the Company, or (ii) any legal action involving the Company or any of its subsidiaries, on the one hand, and such Manager or any of his Affiliates, on the other.  For the purpose of clarity, any matter involving the enforcement of, or the assertion of a breach under, the provisions of the Management Agreement shall be deemed to give rise to a Material Conflict of Interest with respect to the Millennium Managers.

“Member” means any Person (i) who is referred to as such on Appendix A or who has become a substituted Member in accordance with the terms of this Agreement or who is admitted as a new Member in accordance with the terms of this Agreement, and (ii) who has not ceased to be a Member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member Unit Transfer” means, with respect to a Member, the direct Transfer of voting or equity power in such Member or an Upper Tier Equityholder of such Member; provided, that, (i) the death of one of Paulos or Wortman (but not both) shall not be deemed to be a “Member Unit Transfer” with respect to Millennium Gaming, so long as (A) the deceased’s equity units in Millennium Gaming are Transferred to Wortman or Paulos, as the case may be, and/or the deceased’s spouse and/or children (subject to compliance with all applicable conditions on Transfers set forth in this Agreement, including Sections 11.5 and 11.10 above, and all applicable law, including all applicable Gaming Laws) and (B) following such death, Wortman or Paulos, as the case may be, is the holder of a majority of the total equity of, and a majority of the total voting power in, Millennium Gaming, (ii) the direct Transfer by Wortman and/or Paulos to Northwestern Mutual Life Insurance Company of equity in Millennium Gaming (having only proportionate voting rights, with no supermajority, veto, consent right or separate class protection) with a fair market value not to exceed $10 million in the aggregate (and, in the alternative and only with the prior written consent of AcquisitionCo, to be given or withheld in AcquisitionCo’s sole and absolute discretion, the creation of an intermediary entity between Millennium Gaming and the Company to effect such direct Transfer) shall not be deemed to be a “Member Unit Transfer” with respect to Millennium Gaming, so long as Northwestern Mutual Life Insurance Company does not receive any voting or other governance rights with respect to the Company and AcquisitionCo has been permitted no less than ten Business Days to review the transaction documents relating to such Transfer prior to their execution, (iii) the indirect Transfer of voting or equity power in AcquisitionCo to an Affiliate of Oaktree Capital Management, LLC (including a principal thereof), or the Transfer of any limited partnership interest in any fund of Oaktree Capital Management, LLC by any limited partner of such fund or the Transfer of any general partnership interest in, or of any interest in the general partner of, any fund of Oaktree Capital Management, LLC to any member, director, officer or employee of Oaktree Capital Management, LLC or its Affiliate or to any Affiliate of any such member, director, officer or employee or to any Affiliate of Oaktree Capital Management, LLC, shall not be deemed to be a “Member Unit Transfer” with respect to AcquisitionCo, (iv) the issuance of equity interests by OCM InvestCo, LLC, a Nevada limited liability company, to any Person that is a member of OCM InvestCo, LLC as of the date hereof shall not be deemed to be a “Member Unit Transfer” with respect to AcquisitionCo, (v) the repurchase by OCM InvestCo, LLC of non-voting equity interests in OCM InvestCo, LLC held by any Person that is a non-voting member of OCM InvestCo, LLC as of the date hereof, or the forfeiture of equity interests in any of OCM VoteCo, LLC, OCM InvestCo, LLC or OCM Blocker, LLC in accordance with the operating agreement of such entity, shall not be deemed to be a “Member Unit Transfer” with respect to AcquisitionCo, and (vi) the transfer of 0.100 non-voting class B units of OCM Blocker, LLC, a Delaware limited liability company, to GLCP Nevada, LLC, a Delaware limited liability company, or the subsequent repurchase by OCM Blocker, LLC of such units, shall not be deemed to be a “Member Unit Transfer” with respect to AcquisitionCo.

“Millennium Gaming” means Millennium Gaming, Inc., a Nevada corporation.

“Millennium Managers” has the meaning ascribed to it in Section 5.1(b) above.

“MMG II” means Millennium Management Group II LLC, a Nevada limited liability company.

“Negotiation Period” has the meaning ascribed to it in Section 11.4(a) above.

“Net Cash Flow” means the gross cash proceeds of the Company, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Management Committee.  “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Net Equity Per Series A Preferred Unit” means the Net Equity Value of all the Series A Preferred Units issued and outstanding, divided by the number of Series A Preferred Units issued and outstanding.

“Net Equity Value” has the meaning ascribed to it in Section 12.3 above.

“Nevada Gaming Authorities” means the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas, the City of North Las Vegas and the City of Henderson, and all other state and local regulatory and licensing bodies with authority over gaming in the State of Nevada and its political subdivisions.

“New Preferred Units” has the meaning ascribed to it in Section 2.5(b)(iii)(B) above.

“New Unit” has the meaning ascribed to it in Section 6.10.

“New Unit Purchaser” has the meaning ascribed to it in Section 6.10.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Non-Participating Member” has the meaning ascribed to it in Section 11.4(b) above.

“Non-Triggering Members” has the meaning ascribed to it in Section 11.3(b) above.

“Non-Voting Manager” has the meaning ascribed to it in Section 5.1(d).

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Oaktree Operating Group” means, collectively, Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., and Oaktree Capital Management (Cayman), L.P.

“Offered Equity” has the meaning ascribed to it in Section 11.3(b) above.

“Offer Notice” has the meaning ascribed to it in Section 11.3(b) above.

“Offer Period” has the meaning ascribed to it in Section 11.3(c) above.

“Offer Price” has the meaning ascribed to it in Section 11.3(b) above.

“Option Agreement” shall mean that certain Option Agreement dated as of March 12, 2009 by and among Crown Limited, Crown CCR Group Investments One, LLC, Crown CCR Group Investments Two, LLC, Millennium Gaming, Inc., OCM Holdco, LLC, and the Company.

“Participating Member” has the meaning ascribed to it in Section 11.4(b) above.

“Paulos” means William J. Paulos, an individual.

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date; provided, however, that such calculation shall be done on an as-converted basis to Series A2 Preferred Units with respect to the calculation of the Percentage Interest of the Series B Preferred Units; provided, further, that, solely for purposes of determining Percentage Interests, Series C Preferred Units shall be excluded and disregarded.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind, or any combination of the foregoing.

“Preemptive Right” has the meaning ascribed to it in Section 6.10.

“Preferred B Amount” means, with respect to a certain number of Series B Preferred Units and as of any time of determination, the amount which is the lower of (i) the Redemption Price Per Series B Preferred Unit as of such time, multiplied by such number of Series B Preferred Units and (ii) (a) with respect to a Drag-Along Sale, the aggregate amount that would have been received pursuant to Section 6.11(a)(iii) for the Series A2 Preferred Units into which such number of Series B Preferred Units would have been convertible into as of such time had such number of Series B Preferred Units been converted into such number of Series A2 Preferred Units pursuant to Section 2.2 as of such time, (b) with respect to a Tag-Along Sale, the aggregate amount that would have been received pursuant to Section 6.11(b)(iii) for the Series A2 Preferred Units into which such number of Series B Preferred Units would have been convertible into as of such time had such number of Series B Preferred Units been converted into such number of Series A2 Preferred Units pursuant to Section 2.2 as of such time, and (c) for all other transactions, the Net Equity Value of the Series A2 Preferred Units into which such number of Series B Preferred Units would have been convertible into as of such time.

“Preferred Member” means a Member holding Preferred Units.

“Preferred Percentage Interest” means, with respect to any Preferred Member as of any date, the ratio (expressed as a percentage) of the number of Series A Preferred Units held by such Preferred Member (including any Series A2 Preferred Units into which Series B Preferred Units held by such Preferred Member would have been convertible into as of such date had such Series B Preferred Units been converted pursuant to Section 2.2) to the aggregate Series A Preferred Units held by all Preferred Members on such date (including any Series A2 Preferred Units into which Series B Preferred Units held by all Preferred Members would have been convertible into as of such date had such Series B Preferred Units been converted pursuant to Section 2.2).

“Preferred Unit” means a preferred ownership interest in the Company, including any and all benefits to which the holder of such Preferred Unit may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)         Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.2 or 3.3 above shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 3.2 or 3.3 above shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Proposed Price” has the meaning ascribed to it in Section 11.3(a) above.

“Proposed Match Purchaser” has the meaning ascribed to it in Section 11.12(b) above.

“Proposed Purchaser” has the meaning ascribed to it in Section 11.3(a) above.

“Pro Rata Portion” means, with respect to a Preferred Member, a number of Preferred Units determined by multiplying (i) the number of New Units the Company proposes to issue pursuant to its notice delivered to the Preferred Members pursuant to Section 6.10(a), by (ii) the Preferred Percentage Interest of such Preferred Member as of the date of such notice.

“Purchase Commitment” has the meaning ascribed to it in Section 12.2(b) above.

“Purchase Offer” has the meaning ascribed to it in Section 11.3(a) above.

“Purchasing Member” has the meaning ascribed to it in Section 12.2(b) above.

“Redemption Price (Series B)” means $300 million.

“Redemption Price Per Series B Preferred Unit” means, as of any time of determination, (i) the Redemption Price (Series B) as of such time, divided by (ii) the number of Series B Preferred Units outstanding as of such time.

“Redemption/Repurchase Option” has the meaning ascribed to it in Section 2.3(a).

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning ascribed to it in Section 3.3 above.

“Requested Series C Additional Capital” has the meaning ascribed to it in Section 2.5(b) above.

“Sale Offer” has the meaning ascribed to it in Section 11.12(b) above.

“Sale Offer Notice” has the meaning ascribed to it in Section 11.12(b) above.

“Sale Offer Period” has the meaning ascribed to it in Section 11.12(c) above.

“Sale Transaction” means the acquisition of all or substantially all of the business of the Company, including, without limitation, any merger, consolidation, sale of all or substantially all the assets or equity interests therein, or similar transaction.

“SEC” means the Securities and Exchange Commission.

“Second Appraiser” has the meaning ascribed to it in Section 12.4(b) above.

“Second A&R Effective Date” means April 24, 2009.

“Second A&R Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated as of the Second A&R Effective Date, by and among Millennium Gaming, AcquisitionCo, Crown One, and Crown Two.

“Second Election Period” has the meaning ascribed to it in Section 12.2(b) above.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Senior Debt” means any and all amounts now or hereafter owing by the Company pursuant to the First Lien Credit Agreement, dated as of May 18, 2007, by and among the Company, Washington Trotting Association, Inc., a Delaware corporation, Bank of America,

N.A., as Administrative Agent, Collateral Agent, Swing Lender and L/C Issuer, the other financial institutions party thereto, and the lenders party thereto from time to time (as amended by the Amendment No. 1 thereto, dated as of the date hereof, and as otherwise amended, restated, or modified from time to time, the “Senior Credit Agreement”) and the other Loan Documents (as defined in the Senior Credit Agreement), including any extensions or refinancing of the foregoing.

“Senior Officer” shall mean any of the following officers of the Company (or any officer exercising comparable power or authority): chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, secretary, treasurer, in-house general counsel, head of mergers and acquisitions, regional vice presidents of operation, and vice presidents of development or construction.

“Series A Preferred Member” means a Member holding Series A1 Preferred Units and/or Series A2 Preferred Units.

“Series A Preferred Percentage Interest” means, with respect to any Series A Preferred Member as of any date, the ratio (expressed as a percentage) of the number of Series A Preferred Units held by such Series A Preferred Member on such date to the aggregate Series A Preferred Units held by all Series A Preferred Members on such date.

“Series A Preferred Units” means Series A1 Preferred Units and Series A2 Preferred Units.

“Series A1 Preferred Member” means a Member holding Series A1 Preferred Units.

“Series A2 Preferred Member” means a Member holding Series A2 Preferred Units.

“Series B Preferred Member” means a Member holding Series B Preferred Units.

“Series B Preferred Units” means Series B Non-Participating Units.

“Series C Capital Call Results Notice” has the meaning ascribed to it in Section 2.5(b)(i) above.

“Series C Face Amount” means, with respect to each Series C Preferred Unit, One Thousand Dollars ($1,000.00).

“Series C Investment Percentage” means, with respect to a Series C Preferred Member, the ratio (expressed as a percentage) of the Series C Preferred Units purchased by such Series C Preferred Member on the Effective Date to the aggregate number of Series C Preferred Units issued on the Effective Date, it being agreed and acknowledged that upon any Transfer of Series C Preferred Units, the Management Committee may, in its reasonable discretion, implement equitable revisions to this definition to reflect a “Series C Investment Percentage” for the transferee thereof.

“Series C Mandatory Redemption Date” has the meaning ascribed to it in Section 2.3(b)(ii) above.

“Series C Optional Redemption Date” has the meaning ascribed to it in Section 2.3(b)(i) above.

“Series C Per Unit Redemption Price” means (i) with respect to Series C Preferred Units held by a Licensed Series C Member, the Series C Face Amount plus the Series C Priority Return thereon as of the date of the consummation of the redemption thereof and (ii) with respect to Series C Preferred Units held by an Unlicensed Series C Member, the Series C Face Amount thereon.

“Series C Preferred Member” means a Member holding Series C Preferred Units.

“Series C Preferred Units” means Series C Non-Participating Units.

“Series C Priority Return” means, with respect to each Series C Preferred Unit as of any date (the “Applicable Date”), a cumulative sum equal to twenty percent (20%) per annum, compounded monthly, of the Series C Face Amount from time to time, commencing on and including the date the Series C Preferred Member purchased the underlying Series C Preferred Unit and ending on and including the Applicable Date.

“Series C Purchase Agreement” shall mean that certain Series C Preferred Purchase Agreement, dated as of March 3, 2010, by and among Millennium Gaming, AcquisitionCo, Crown One, and Crown Two.

“Series C Shortfall Notice” has the meaning ascribed to it in Section 2.5(b)(i).

“Tag-Along Offer” has the meaning ascribed to it in Section 6.11(b)(i).

“Tag-Along Participant” has the meaning ascribed to it in Section 6.11(b)(i).

“Tag-Along Sale” has the meaning ascribed to it in Section 6.11(b)(i).

“Tag-Along Exercise Notice” has the meaning ascribed to it in Section 6.11(b)(iv).

“Tag-Along Exercise Period” has the meaning ascribed to it in Section 6.11(b)(iv).

“Tag-Along Transfer Notice” has the meaning ascribed to it in Section 6.11(a)(iii).

“Tax Distribution” has the meaning ascribed to it in Section 4.3(a) above.

“Tax Matters Member” has the meaning ascribed to it in Section 10.4(b) above.

“Third Appraiser” has the meaning ascribed to it in Section 12.4(b) above.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

“Triggering Member” has the meaning ascribed to it in Section 11.3 above.

“Unaffiliated Purchaser” has the meaning ascribed to it in Section 6.11(a)(i) above.

“Unit” means a Preferred Unit or a Common Unit.

“Unlicensed Series C Member” means a Series C Preferred Member that is not a Licensed Series C Member.

“Unpurchased Units” has the meaning ascribed to it in Section 12.2(b) above.

“Upper Tier Equityholder” means, with respect to a Person, any other Person that holds a direct or indirect equity interest in such Person; provided, that, with respect to AcquisitionCo, an Upper Tier Equityholder shall not include the Oaktree Operating Group (or any Person holding a direct or indirect equity interest therein), any principal of the Oaktree Operating Group, any limited partner of any fund sponsored or managed by the Oaktree Operating Group (or any Person holding a direct or indirect equity interest in any such limited partner), any Person that is a non-voting member of OCM InvestCo, LLC, a Nevada limited liability company, as of the date hereof (or any Person holding a direct or indirect equity interest in any such Person), or GLCP Nevada, LLC, a Delaware limited liability company (or any Person holding a direct equity interest in such Person), with respect to, if acquired by GLCP Nevada, LLC, 0.100 non-voting class B units of OCM Blocker, LLC, a Delaware limited liability company.

“Upper Tier Holder” means, with respect to a Person, any Upper Tier Equityholder of such Person or any director (or, if the Upper Tier Equityholder is a limited liability company, manager) or officer of any Upper Tier Equityholder; provided, that, with respect to AcquisitionCo, an Upper Tier Holder shall not include the Oaktree Operating Group (or any Person holding a direct or indirect equity interest therein), any principal of the Oaktree Operating Group, any limited partner of any fund sponsored or managed by the Oaktree Operating Group (or any Person holding a direct or indirect equity interest in any such limited partner), any Person that is a non-voting member of OCM InvestCo, LLC, a Nevada limited liability company, as of the date hereof (or any Person holding a direct or indirect equity interest in any such Person), or GLCP Nevada, LLC, a Delaware limited liability company (or any Person holding a direct equity interest in such Person), with respect to, if acquired by GLCP Nevada, LLC, 0.100 non-voting class B units of OCM Blocker, LLC, a Delaware limited liability company.

“Voting Manager” has the meaning ascribed to it in Section 5.1(d).

“Wholly Owned Affiliate” of any Person means (i) an Affiliate of such Person (A) 100% of the voting stock or beneficial ownership of which is owned directly by such Person,

or by any Person that, directly or indirectly, owns 100% of the voting stock or beneficial ownership of such Person, or (B) that, directly or indirectly, owns 100% of the voting stock or beneficial ownership of such Person, and (ii) any Wholly Owned Affiliate of any Affiliate described in clause (i)(A) or (B).

“Wortman” means William C. Wortman, an individual.